Exhibit 10.2
AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
July 6, 2006
among
STEWART & STEVENSON LLC,
STEWART & STEVENSON DISTRIBUTOR HOLDINGS LLC,
STEWART & STEVENSON POWER PRODUCTS LLC,
STEWART & STEVENSON PETROLEUM SERVICES LLC,
STEWART & STEVENSON CORP.,
S&S AGENT LLC,
as Borrowers,
The Lenders Party Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
and
JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner and Sole Lead Arranger

CHASE BUSINESS CREDIT

i

EXHIBITS

Exhibit A	Assignment and Assumption
Exhibit B	Opinion of Counsel for the Borrowers
Exhibit C	Borrowing Base Certificate
Exhibit D	Compliance Certificate
Exhibit E	Joinder Agreement
Exhibit F	Commitment Increase Agreement
Exhibit G	New Lender Agreement
Exhibit H	Perfection Certificate Update
Exhibit I	Certificate of Effectiveness

SCHEDULES

Commitment Schedule
Schedule I	-	Compliance
Schedule II	-	Borrower Applicable Rate Calculation
Schedule 1.1	-	Permitted Fixed Asset Dispositions
Schedule 3.5	-	Properties
Schedule 3.6	-	Disclosed Matters
Schedule 3.12	-	Material Agreements
Schedule 3.14	-	Insurance
Schedule 3.15	-	Capitalization and Subsidiaries
Schedule 3.18	-	Affiliate Transactions
Schedule 3.22	-	Existing Indebtedness
Schedule 3.24	-	Deposit Accounts
Schedule 6.1	-	Indebtedness
Schedule 6.2	-	Liens
Schedule 6.4	-	Investments
Schedule 6.10	-	Restrictions and Conditions

LIST OF DEFINED TERMS

Page No.
$13
ABR	2
Account	2
Account Debtor	2
Acquisition	2
Acquisition Agreements	3
Acquisition Documents	3
Act	109
Activation Period	3
Adjusted LIBO Rate	3
Adjusted Net Worth	3
Administrative Agent	3
Administrative Questionnaire	3
Affiliate	3
Agents	3
Aggregate Credit Exposure	3
Agreement	1
Alternate Base Rate	3
Annualized	4
Ansary Related Parties	4
Applicable Percentage	4
Applicable Rate	4
Approved Fund	104
Assignment and Assumption	5
Availability	5
Availability Period	5
Available Revolving Commitment	5
Banking Services	5
Banking Services Obligations	5
Banking Services Reserves	6
Base Value	6
Beneficially Own	10
Board	6
Borrower	1
Borrowers	1
Borrowing	6
Borrowing Base	6
Borrowing Base Certificate	9
Borrowing Base Reserves	9
Borrowing Request	9
Business Day	9
Capital Expenditures	10
Capital Lease Obligations	10

v

Page No.
Certificate of Effectiveness	10
Change in Control	10
Change in Law	11
Charges	110
Chase	11
Class	11
Closing Date Acquisition	11
Code	11
Collateral	11
Collateral Access Agreement	11
Collateral Agent	11
Collateral Documents	11
Collection Accounts	11
Commitment	11
Commitment Increase Agreement	12
Commitment Increase Notice	64
Commitment Reserves	12
Commitment Schedule	12
Company	1
Control	12
Controlled	12
Controlled Disbursement Account	12
Controlling	12
Credit Exposure	12
Current Financials	12
Dated Assets	63
Dated Liabilities	63
Default	13
Departing Lender	62
Detroit Diesel	13
Deutz	13
Dilution Factors	13
Dilution Ratio	13
Dilution Reserve	13
Disclosed Matters	13
Document	13
Dollars	13
EBITDA	13
Effective Date	14
Eligible Accounts	14
Eligible Equipment	17
Eligible Inventory	17
Eligible Mortgaged Real Property	19
Engineered Products Division	19
Environmental Laws	19
Environmental Liability	20

Page No.
EPD Purchase Agreement	20
Equity Interests	20
ERISA	20
ERISA Affiliate	20
ERISA Event	20
Eurodollar	21
Eurodollar Borrowing	39
Eurodollar Loan	39
Eurodollar Revolving Loan	39
Eurodollar Revolving Loan Borrowing	39
Events of Default	93
Excess Cash Flow	21
Excluded Subsidiary	21
Excluded Taxes	21
Ex-Im Bank	21
Existing Borrowers	1
Existing Credit Agreement	1
Existing Loan Documents	1
Federal Funds Effective Rate	22
Fee Letter	22
Financial Accommodation	93
Financial Officer	22
Fixed Asset Collateral	22
Fixed Asset Component	22
Fixed Charge Coverage Ratio	22
Fixed Charges	22
Foreign Lender	23
Funding Account	73
GAAP	23
Governmental Authority	23
Group	10
Guarantee	23
Guaranteed Obligations	110
guarantor	23
Hazardous Materials	23
Hyster	23
Indebtedness	23
Indemnified Taxes	24
Indemnitee	102
Information	109
Information Memorandum	24
Interest Election Request	24
Interest Expense	24
Interest Payment Date	24
Interest Period	24
Inventory	25

Page No.
Issuing Bank	25
Joinder Agreement	83
LC Collateral Account	48
LC Disbursement	25
LC Exposure	25
LC Shortfall Amount	25
Lenders	25
Letter of Credit	25
Leverage Ratio	25
LIBO Rate	26
Lien	26
Loan Documents	26
Loan Guarantor	26
Loan Guaranty	26
Loan Parties	26
Loans	26
Lock Box	27
Lock Box Agreement	27
Material Adverse Effect	27
Material Indebtedness	27
Maturity Date	27
Maximum Liability	113
Maximum Rate	110
Monthly Fixed Asset Amortization Amount	27
Moody’s	27
Mortgages	27
Multiemployer Plan	27
Net Income	27
Net Orderly Liquidation Value	28
Net Proceeds	28
New Lender	65
New Lender Agreement	28
Non Financed Capital Expenditures	28
non SSPP Borrowings	93
Non-Consenting Lender	101
Non-Paying Guarantor	113
Obligated Party	110
Obligations	28
OFAC	71
Off-Balance Sheet Liability	29
Other Secured Parties	29
Other Taxes	29
Overadvances	44
parent	38
Participant	105
Paying Guarantor	113

Page No.
PBGC	29
Perfection Certificate	29
Perfection Certificate Update	29
Permitted Acquisition	29
Permitted Discretion	31
Permitted Encumbrances	31
Permitted Fixed Asset Disposition	33
Permitted Investments	32
Permitted Senior Encumbrances	33
Person	33
Plan	33
Pledge and Security Agreement	33
Power Products Division	34
PPD Purchase Agreement	34
Prepayment Event	34
primary obligor	23
Prime Rate	34
Proceeds	34
Projections	77
Protective Advances	42
Qualified Public Offering	34
Real Property	35
Register	105
Related Parties	35
Related Person	11
Rent Reserve	35
Report	35
Required Lenders	35
Requirement of Law	35
Reserves	35
Responsible Officer	35
Restricted Payment	35
Revolving Commitment	36
Revolving Exposure	36
Revolving Lender	36
Revolving Loan	39
Revolving Loan Borrowing	39
S&P	36
Secured Obligations	36
Security Agreement	36
Senior Notes	36
Senior Notes Documents	37
Senior Notes Indenture	37
Senior Notes Offering	37
Senior Notes Offering Memorandum	37
Settlement	45

Page No.
Settlement Date	45
Special Vendor Payable Reserve	37
SSA	1
SSC	1
SSDH	1
SSPP	1
SSPS	1
Statutory Reserve Rate	37
Subject Borrower	63
Subordinated Indebtedness	38
subsidiary	38
Subsidiary	38
Supermajority Revolving Lenders	38
Swap Agreement	38
Swap Obligations	38
Swingline Lender	38
Swingline Loan	38
Syndication Agent	38
Taxes	38
Total Indebtedness	39
Transactions	39
True-Up Loans	2
Type	39
UCC	39
Unliquidated Obligations	39
Unrelated Person	10
Withdrawal Liability	39

x

AMENDED AND RESTATED CREDIT AGREEMENT
     AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 6, 2006 (as it may be amended or modified from time to time, this “Agreement”), among STEWART & STEVENSON LLC, a Delaware limited liability company (“Company”), STEWART & STEVENSON DISTRIBUTOR HOLDINGS LLC, a Delaware limited liability company (“SSDH”), STEWART & STEVENSON POWER PRODUCTS LLC, a Delaware limited liability company (“SSPP”), STEWART & STEVENSON PETROLEUM SERVICES LLC, a Delaware limited liability company (“SSPS”), STEWART & STEVENSON CORP., a Delaware corporation (“SSC”), S&S AGENT LLC, a Delaware limited liability company (“SSA” and collectively with the Company, SSDH, SSPP, SSPS and SSC, the “Borrowers” and each individually, a “Borrower”), the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as the Administrative Agent, and JPMORGAN CHASE BANK, N.A., as the Collateral Agent.
RECITALS:
     WHEREAS, the Company, SSDH, SSPP and SSPS (collectively, the “Existing Borrowers”), SSC and SSA, the Agents, certain lenders party thereto and JPMorgan Chase Bank, N.A., as the Export Related Lender (as defined in the Existing Credit Agreement), are parties to that certain Credit Agreement dated as of January 25, 2006 (as heretofore amended, the “Existing Credit Agreement”), pursuant to which JPMorgan Chase Bank, N.A. and certain other lenders parties thereto extended certain financing to the Existing Borrowers in accordance with the terms and conditions set forth therein; and
     WHEREAS, the Borrowers have requested that the Existing Credit Agreement be amended and restated in its entirety.
AGREEMENTS:
     In consideration of the mutual covenants and agreements herein contained, the Borrowers, the Agents, the Issuing Bank and the Lenders agree that, subject to the satisfaction of each condition precedent contained in Section 4.1 hereof, the satisfaction of which shall be evidenced by the execution and delivery by the Borrowers and the Administrative Agent of the Certificate of Effectiveness (as herein defined), the Existing Credit Agreement shall be amended and restated as of the Effective Date (as herein defined) in its entirety in the form of this Agreement. It is the intention of the Borrowers, the Lenders, the Issuing Bank and the Agents that this Agreement supersede and replace the Existing Credit Agreement in its entirety; provided, that, (a) such amendment and restatement shall operate to renew, amend and modify the rights and obligations of the parties under the Existing Credit Agreement, as provided herein, but shall not effect a novation thereof, (b) unless otherwise provided for herein and evidenced by a separate written agreement, amendment or release, no other Loan Document, as defined in, and executed and/or delivered pursuant to the terms of, the Existing Credit Agreement (collectively, the “Existing Loan Documents”) shall be amended, terminated or released in any respect and all of such other Existing Loan Documents shall remain in full force and effect except that the Borrowers and the Lenders agree that by executing this Agreement the definition of “Credit Agreement” contained in such Existing Loan Documents shall be amended to refer to this Agreement as it may hereafter be amended, modified, renewed or extended in accordance with the terms hereof in place of the Existing Credit Agreement, and (c) the Liens securing the Secured Obligations under and as defined in the Existing Credit Agreement and granted pursuant to the Existing Loan Documents and the liabilities and obligations of the Borrowers shall not be extinguished, but shall be carried forward, and such Liens shall secure such Secured Obligations, in each case, as renewed, amended, restated and modified hereby.
     Upon delivery of the Certificate of Effectiveness, (a) each Lender who holds Revolving Loans in an aggregate amount less than its Applicable Percentage (after giving effect to this amendment and restatement) of all Revolving Loans shall advance new Revolving Loans which shall be disbursed to the Administrative Agent and used to repay Revolving Loans outstanding to each Lender who holds Revolving Loans in an aggregate amount greater than its Applicable Percentage of all Revolving Loans, (b) each Lender’s participation in each Letter of Credit shall be automatically adjusted to equal its Applicable Percentage (after giving effect to this amendment and restatement), (c) such other adjustments shall be made as the Administrative Agent shall specify so that each Lender’s Credit Exposure equals its Applicable Percentage (after giving effect to this amendment and restatement) of the Aggregate Credit Exposure. The loans and/or adjustments described in this paragraph are referred to herein as the “True-Up Loans”.
     The parties hereto further agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Account” has the meaning assigned to such term in the Pledge and Security Agreement.
     “Account Debtor” means any Person obligated on an Account.
     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.
     “Acquisition Agreements” means the EPD Purchase Agreement and the PPD Purchase Agreement.

     “Acquisition Documents” means the Acquisition Agreements and all other agreements or instruments executed in connection with the Closing Date Acquisition.
     “Activation Period” means any period commencing on the date that Availability is less than $25,000,000, and continuing until the date that both (a) Availability exceeds $25,000,000 for ninety (90) consecutive calendar days and (b) no Default or Event of Default then exists or has existed during such ninety (90) consecutive calendar day period.
     “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “Adjusted Net Worth” shall mean, with respect to SSPP, the shareholders equity of SSPP on a consolidating balance sheet for SSPP prepared in accordance with GAAP, but adjusted to treat as a liability on the balance sheet of SSPP the full amount outstanding of all non-SSPP Borrowings and all Financial Accommodations then outstanding.
     “Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder and its successors and assigns in such capacity.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agents” shall mean the Administrative Agent and the Collateral Agent together, and “Agent” shall mean either of such Agents individually.
     “Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Ansary Related Parties” means Mr. Hushang Ansary, his family members or Persons in which all Equity Interests in such Persons are owned or otherwise Controlled solely by Hushang Ansary and/or members of his family.
     “Annualized” means, for purposes of calculating the Leverage Ratio hereunder for the periods ending on (a) August 5, 2006, such actual specified amount, for the two consecutive fiscal quarter period then ended, multiplied by 2.0, and (b) November 4, 2006, such actual specified amount, for the three consecutive fiscal quarter period then ended, multiplied by 1.333334.
     “Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure, Swingline Loans or Overadvances, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Revolving Lender’s share of the aggregate Revolving Exposures at that time), and (b) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments.
     “Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, based upon the Borrowers’ Leverage Ratio as of the most recent determination date, provided that until the delivery to the Administrative Agent, pursuant to Section 5.1, of the Company’s consolidated financial information for the Company’s fiscal quarter ending August 5, 2006 the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 6:

		Eurodollar
Leverage Ratio	ABR Spread	Spread
Category 1 > 6.5 to 1.0	0.375%	2.125%
Category 2 ≤ 6.5 to 1.0 but > 6.0 to 1.0	0.25%	2.00%
Category 3 ≤ 6.0 to 1.0 but > 5.5 to 1.0	0.125%	1.875%
Category 4 ≤ 5.5 to 1.0 but > 4.5 to 1.0	0%	1.75%
Category 5 ≤ 4.5 to 1.0 but > 3.5 to 1.0	0%	1.625%
Category 6 ≤ 3.5 to 1.0 but > 2.5 to 1.0	0%	1.50%
Category 7 ≤ 2.5 to 1.0	0%	1.375%
     For purposes of the foregoing and subject to the foregoing proviso, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Borrowers based upon the Company’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.1 and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Leverage Ratio shall be deemed to be in Category 1 at the option of the Administrative Agent or at the request of the Required Lenders if the Borrowers fail to deliver the annual or quarterly consolidated financial statements required to be delivered by them pursuant to Section 5.1, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.
     “Approved Fund” has the meaning assigned to such term in Section 9.4.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
     “Available Revolving Commitment” means, with respect to each Revolving Lender at any time, the Revolving Commitment of such Revolving Lender then in effect minus the Revolving Exposure of such Revolving Lenders at such time.
     “Availability” means, at any time, an amount equal to (a) the lesser of the total Revolving Commitments and the Borrowing Base minus (b) the Commitment Reserves minus (c) the aggregate Revolving Exposure of all Revolving Lenders.
     “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
     “Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
     “Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
     “Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.
     “Base Value” means, with respect to certain categories of Eligible Inventory, the lower of (a) cost (determined on a first in first out basis in accordance with GAAP and excluding any component of cost consisting of intercompany profit with respect to such Eligible Inventory acquired from an Affiliate), or (b) market value.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

     “Borrower” or “Borrowers” shall have the meanings set forth in the initial paragraph hereof and shall include any other Person who becomes a Borrower under this Agreement and their successors and assigns.
     “Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance, and (d) an Overadvance.
     “Borrowing Base” means, at any time, the sum of (a) 85% of the Borrowers’ Eligible Accounts at such time, plus (b) the lesser of (i) $125,000,000 (subject to an upward adjustment on a dollar for dollar basis not to exceed $150,000,000 upon any increase in the Revolving Commitment pursuant to Section 2.23 hereof), and (ii) the sum of the following:
     (1) the lesser of (A) 65% of the Base Value of the Borrowers’ Eligible Inventory consisting of primary finished goods of the Borrowers’ Engineered Products Division, and (B) the sum of (x) 85% of the Net Orderly Liquidation Value of the Borrowers’ Eligible Inventory consisting of primary finished goods of the Borrowers’ Engineered Products Division (as reflected on the most recent appraisal completed pursuant to Section 5.12 (and prior to the first such appraisal, the appraisal received by the Administrative Agent prior to the Effective Date)), plus (y) the book value of the Borrowers’ Eligible Inventory consisting of primary finished goods of the Borrowers’ Engineered Products Division purchased after the date of the Inventory appraisal referred to in the foregoing clause (x), minus (z) the book value of the Borrowers’ Eligible Inventory consisting of primary finished goods of the Borrowers’ Engineered Products Division sold, retired or otherwise disposed of and depreciated after the date of the Inventory appraisal referred to in the foregoing clause (x), plus
     (2) the lesser of (A) 65% of the Base Value of the Borrowers’ Eligible Inventory consisting of engine and transmission units of the Borrowers’ Power Products Division, and (B) the sum of (x) 85% of the Net Orderly Liquidation Value of the Borrowers’ Eligible Inventory consisting of engine and transmission units of the Borrowers’ Power Products Division (as reflected on the most recent appraisal completed pursuant to Section 5.12 (and prior to the first such appraisal, the appraisal received by the Administrative Agent prior to the Effective Date)), plus (y) the book value of the Borrowers’ Eligible Inventory consisting of engine and transmission units of the Borrowers’ Power Products Division purchased after the date of the Inventory appraisal referred to in the foregoing clause (x), minus (z) the book value of the Borrowers’ Eligible Inventory consisting of engine and transmission units of the Borrowers’ Power Products Division sold, retired or otherwise disposed of and depreciated after the date of the Inventory appraisal referred to in the foregoing clause (x), plus
     (3) the lesser of (A) $40,000,000, and (B) the sum of the following:
     (I) the lesser of (A) 65% of the Base Value of the Borrowers’ Eligible Inventory consisting of active parts of the Borrowers’ Power Products Division, and (B) the sum of (x) 85% of the Net Orderly Liquidation Value of the Borrowers’ Eligible Inventory consisting of active parts of the Borrowers’ Power Products Division (as reflected on the most recent appraisal completed pursuant to Section 5.12 (and prior to the first such appraisal, the appraisal received by the

Administrative Agent prior to the Effective Date)), plus (y) the book value of the Borrowers’ Eligible Inventory consisting of active parts of the Borrowers’ Power Products Division purchased after the date of the Inventory appraisal referred to in the foregoing clause (x), minus (z) the book value of the Borrowers’ Eligible Inventory consisting of active parts of the Borrowers’ Power Products Division sold, retired or otherwise disposed of and depreciated after the date of the Inventory appraisal referred to in the foregoing clause (x), plus
     (II) the lesser of (A) 65% of the Base Value of the Borrowers’ Eligible Inventory consisting of parts of the Borrowers’ Engineered Products Division, and (B) the sum of (x) 85% of the Net Orderly Liquidation Value of the Borrowers’ Eligible Inventory consisting of parts of the Borrowers’ Engineered Products Division (as reflected on the most recent appraisal completed pursuant to Section 5.12 (and prior to the first such appraisal, the appraisal received by the Administrative Agent prior to the Effective Date)), plus (y) the book value of the Borrowers’ Eligible Inventory consisting of parts of the Borrowers’ Engineered Products Division purchased after the date of the Inventory appraisal referred to in the foregoing clause (x), minus (z) the book value of the Borrowers’ Eligible Inventory consisting of parts of the Borrowers’ Engineered Products Division sold, retired or otherwise disposed of and depreciated after the date of the Inventory appraisal referred to in the foregoing clause (x).
     , plus
     (4) the least of (A) $2,500,000, (B) 65% of the Base Value of the Borrowers’ Eligible Inventory consisting of dirty cores, and (C) the sum of (x) 85% of the Net Orderly Liquidation Value of the Borrowers’ Eligible Inventory consisting of dirty cores (as reflected on the most recent appraisal completed pursuant to Section 5.12 (and prior to the first such appraisal, the appraisal received by the Administrative Agent prior to the Effective Date)), plus (y) the book value of the Borrowers’ Eligible Inventory consisting of dirty cores purchased after the date of the Inventory appraisal referred to in the foregoing clause (x), minus (z) the book value of the Borrowers’ Eligible Inventory consisting of dirty cores sold, retired or otherwise disposed of and depreciated after the date of the Inventory appraisal referred to in the foregoing clause (x), plus
     (5) the lesser of (A) 65% of the Base Value of the Borrowers’ Eligible Inventory consisting of custom built work-in-process of the Borrowers’ Power Products Division, and (B) the sum of (x) 85% of the Net Orderly Liquidation Value of the Borrowers’ Eligible Inventory consisting of custom built work-in-process of the Borrowers’ Power Products Division (as reflected on the most recent appraisal completed pursuant to Section 5.12 (and prior to the first such appraisal, the appraisal received by the Administrative Agent prior to the Effective Date)), plus (y) the book value of the Borrowers’ Eligible Inventory consisting of custom built work-in-process of the Borrowers’ Power Products Division purchased or manufactured after the date of the Inventory appraisal referred to in the foregoing clause (x), minus (z) the book value of the Borrowers’ Eligible Inventory consisting of custom built work-in-process of the Borrowers’ Power Products Division sold, retired or otherwise disposed of and depreciated after the date of the Inventory appraisal referred to in the foregoing clause (x), plus

     (6) the lesser of (A) 65% of the Base Value of the Borrowers’ Eligible Inventory consisting of identifiable work-in-process of the Borrowers’ Engineered Products Division, and (B) the sum of (x) 85% of the Net Orderly Liquidation Value of the Borrowers’ Eligible Inventory consisting of identifiable work-in-process of the Borrowers’ Engineered Products Division (as reflected on the most recent appraisal completed pursuant to Section 5.12 (and prior to the first such appraisal, the appraisal received by the Administrative Agent prior to the Effective Date)), plus (y) the book value of the Borrowers’ Eligible Inventory consisting of identifiable work-in-process of the Borrowers’ Engineered Products Division purchased or manufactured after the date of the Inventory appraisal referred to in the foregoing clause (x), minus (z) the book value of the Borrowers’ Eligible Inventory consisting of identifiable work-in-process of the Borrowers’ Engineered Products Division sold, retired or otherwise disposed of and depreciated after the date of the Inventory appraisal referred to in the foregoing clause (x), plus
     (7) the lesser of (A) $45,000,000 and (B) the sum of (x) 90% of the Net Orderly Liquidation Value of the Borrowers’ Eligible Inventory consisting of rental equipment (other than rolling stock) (as reflected on the most recent appraisal completed pursuant to Section 5.12 (and prior to the first such appraisal, the appraisal received by the Administrative Agent prior to the Effective Date)), plus (y) the book value of the Borrowers’ Eligible Inventory consisting of rental equipment (other than rolling stock) purchased after the date of the Inventory appraisal referred to in the foregoing clause (x), minus (z) the book value of the Borrowers’ Eligible Inventory consisting of rental equipment (other than rolling stock) sold, retired or otherwise disposed of and depreciated after the date of the Inventory appraisal referred to in the foregoing clause (x), plus
     (8) the lesser of (A) $5,000,000 and (B) the sum of (x) 85% of the Net Orderly Liquidation Value of the Borrowers’ Eligible Inventory consisting of rolling stock (as reflected on the most recent appraisal completed pursuant to Section 5.12 (and prior to the first such appraisal, the appraisal received by the Administrative Agent prior to the Effective Date)), plus (y) the book value of the Borrowers’ Eligible Inventory consisting of rolling stock purchased after the date of the Inventory appraisal referred to in the foregoing clause (x), minus (z) the book value of the Borrowers’ Eligible Inventory consisting of rolling stock sold, retired or otherwise disposed of and depreciated after the date of the Inventory appraisal referred to in the foregoing clause (x), plus
     (9) the Fixed Asset Component, minus
     (10) Borrowing Base Reserves.
     The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, or reduce one or more of the other elements used in computing the Borrowing Base, with any such changes to be effective three (3) days after delivery of notice thereof to the Borrowers and the Lenders. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.1(g) subject to (i) the right of the Administrative Agent to redetermine any component of the Borrowing Base or the calculation thereof if and to the extent the Administrative Agent believes, in its Permitted Discretion, such component or calculation to be incorrect (any such redetermination made in its Permitted Discretion and absent manifest error shall be conclusive and binding on the Borrowers) and provided that the Administrative Agent gives the Borrowers contemporaneous notice of such redetermination, and (ii) immediate adjustment as a result of (A) the establishment or release of Borrowing Base Reserves, (B) reductions in the Fixed Asset Component by the amount of the Monthly Fixed Asset Amortization Amount, (C) reduction in advance rates provided for herein, (D) subject to the three (3) day period set forth above, changes in eligibility criteria or standards imposed by the Administrative Agent, and (E) the occurrence of a Permitted Fixed Asset Disposition.
     “Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of each of the Borrowers, in substantially the form of Exhibit C or another form which is acceptable to the Administrative Agent in its sole discretion.
     “Borrowing Base Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to establish with respect to the Borrowing Base and which will be deducted in the calculation of the Borrowing Base. Such Borrowing Base Reserves include, without limitation, Banking Services Reserves, Dilution Reserves at any time that the Dilution Ratio is greater than 5%, reserves for slow moving Inventory, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, and reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation with respect to the Collateral or any Loan Party; provided, that Borrowing Base Reserves shall not include any reserves specifically described under the definition of “Commitment Reserves”.
     “Borrowing Request” means a request by the Borrowers for a Revolving Loan Borrowing in accordance with Section 2.2 and Section 2.3.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Expenditures” means, with respect to any Person, without duplication, any expenditure or commitment to expend money by such Person for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of such Person and its Subsidiaries prepared in accordance with GAAP.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Certificate of Effectiveness” shall mean a Certificate of Effectiveness in the form of Exhibit I attached hereto to be executed by the Borrowers and the Administrative Agent upon the satisfaction (or waiver in accordance with Section 9.2) of each of the conditions precedent contained in Section 4.1 hereof.
     “Change in Control” means (a) (i) prior to the completion of a Qualified Public Offering, Ansary Related Parties shall cease to own, free and clear of all Liens or other encumbrances, Equity Interests in the Company possessing at least 50.01% of the total voting power of the Equity Interest in the Company entitled to vote on a fully diluted basis and (ii) after the completion of a Qualified Public Offering, any Unrelated Person or Unrelated Persons, acting together, which would constitute a Group together with Affiliates and Related Persons thereof (in each case also constituting Unrelated Persons) shall at any time either (1) Beneficially Own more than 35% of the aggregate voting power of the Equity Interest in the Company entitled to vote on a fully diluted basis and such percentage owned is greater than the percentage of the aggregate voting power of the Equity Interest in the Company entitled to vote on a fully diluted basis then owned by Ansary Related Parties, or (2) succeed in having a sufficient number of its or their nominees elected to the board of directors/managers of the Company such that such nominees, when added to any existing director remaining on such governing body of the Company after such election who is an Affiliate or Related Person of such Person or Group, shall constitute a majority of the governing body of the Company; (b) the Company shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances (other than Liens created pursuant to a Loan Document), 100% of the outstanding Equity Interests of each Loan Party (other than the Company) on a fully diluted basis; (c) occupation of a majority of the seats (other than vacant seats) on the board of directors/managers of the Company by Persons who were neither (i) nominated by the board of directors/managers of the Company nor (ii) appointed by directors/managers so nominated; (d) the acquisition of direct or indirect Control of any Loan Party by any Person or group other than Ansary Related Parties; or (e) so long as any of the Senior Notes are outstanding, any “Change of Control”, “Fundamental Change” or other similar term described in the Senior Notes Indenture. As used herein (1) “Beneficially Own” means “beneficially own” as defined in Rule 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended, or any successor provision thereto; (2) “Group” means a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended; (3) “Unrelated Person” means at any time any Person other than Ansary Related Parties and the Company; and (4) “Related Person” of any Person means any other Person owning (A) 10% or more of the outstanding Equity Interests of such Person or (B) 10% or more of the voting power of the Equity Interest of such Person entitled to vote on a fully diluted basis.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

     “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Protective Advances or Overadvances.
     “Closing Date Acquisition” means the acquisition by the Company of certain of the assets of the Engineered Products Division and Power Products Division of Stewart & Stevenson Services, Inc. and certain of its Affiliates, on or about January 25, 2006, pursuant to the Acquisition Agreements and the other Acquisition Documents.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Collateral Agent, on behalf of the Agents, the Lenders and the Other Secured Parties to secure the Secured Obligations.
     “Collateral Access Agreement” has the meaning assigned to such term in the Pledge and Security Agreement.
     “Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Lenders, and its successors and assigns in such capacity.
     “Collateral Documents” means, collectively, the Security Agreement, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.
     “Collection Accounts” has the meaning assigned to such term in the Pledge and Security Agreement.
     “Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
     “Commitment Increase Agreement” means a Commitment Increase Agreement entered into by a Lender in accordance with Section 2.23 and accepted by the Administrative Agent in the form of Exhibit F, or any other form approved by the Administrative Agent.
     “Commitment Increase Notice” has the meaning assigned to such term in Section 2.23 hereof.
     “Commitment Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to establish with respect to the maximum amount available for borrowing under the Revolving Commitments and which will be deducted from the lower of the Borrowing Base and the aggregate Revolving Commitments. Such Commitment Reserves include, without limitation, reserves for accrued and unpaid interest on the

Obligations, reserves for Swap Obligations, the Special Vendor Payable Reserve, the Rent Reserve, reserves for other charges at consignee, warehouse and bailee locations and reserves for customs and shipping charges for inventory in transit and reserves for taxes, fees, assessments, and other governmental charges; provided, that Commitment Reserves shall not include any reserves specifically described under the definition of “Borrowing Base Reserves”.
     “Commitment Schedule” means the Schedule attached hereto identified as such.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Controlled Disbursement Account” means the following account: #709370605, and any replacement or additional accounts of any of the Borrowers maintained with the Administrative Agent as a zero balance, cash management account pursuant to and under any agreement between any of the Borrowers and the Administrative Agent, as modified and amended from time to time, and through which all disbursements of the Borrowers, any Loan Party and any designated Subsidiary of any Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.
     “Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.
     “Current Financials” means, as of any day, the financial statements and other related information for any applicable period most recently required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.1(a), Section 5.1(b) and Section 5.1(c).
     “Dated Assets” has the meaning assigned to such term in Section 2.22(c) hereof.
     “Dated Liabilities” has the meaning assigned to such term in Section 2.22(c) hereof.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Detroit Diesel” means Detroit Diesel Corporation, MTU Detroit Diesel, Inc., MTU Friedrichshafen GmbH, MTU DDC International GmbH, DDC MTU Americas Company L.L.C., DaimlerChrysler AG, DaimlerChrysler Off-Highway Holding GmbH and their Affiliates.
     “Deutz” means Deutz Corporation and its Affiliates.
     “Dilution Factors” shall mean, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Borrowers.

     “Dilution Ratio” shall mean, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve (12) most recently ended fiscal months divided by (b) total gross sales for the twelve (12) most recently ended fiscal months.
     “Dilution Reserve” shall mean, at any date, the applicable Dilution Ratio multiplied by the Eligible Accounts on such date.
     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.6.
     “Document” has the meaning assigned to such term in the Pledge and Security Agreement.
     “Dollars” or “$” refers to lawful money of the United States of America.
     “EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period net of tax refunds, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) all fees and expenses incurred through, but not following, January 25, 2006, in connection with the Closing Date Acquisition and the Transactions and payable in cash to unrelated third parties (v) any extraordinary non-cash charges for such period, (vi) any other non-cash charges for such period and (vii) fees and expenses incurred in connection with a Permitted Acquisition and payable to unrelated third parties during such period; provided that the aggregate amount of such fees and expenses added to EBITDA for all periods pursuant to this clause (vii) shall not exceed $5,000,000, minus (b) without duplication and to the extent included in Net Income, any extraordinary gains and any non-cash items of income for such period, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP but excluding from such calculation any results of operations of each Excluded Subsidiary. For purposes of determining EBITDA for any period, if the Borrowers make one or more Permitted Acquisitions during such period for aggregate consideration in excess of $15,000,000, EBITDA will be determined on a pro forma basis (determined in a manner acceptable to the Administrative Agent in its Permitted Discretion) giving effect to such Permitted Acquisition(s) as if it/they had occurred on the first day of such period.
     “Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied are satisfied (or waived in accordance with Section 9.2).
     “Eligible Accounts” means, at any time, the Accounts of the Borrowers which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:
     (a) which is not subject to a first priority perfected security interest in favor of the Collateral Agent (subject to Permitted Senior Encumbrances);

     (b) which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent and (ii) Permitted Senior Encumbrances and other Permitted Encumbrances which other Permitted Encumbrances do not have priority over the Lien in favor of the Collateral Agent;
     (c) with respect to which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date, or which has been written off the books of a Borrower or otherwise designated as uncollectible;
     (d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are otherwise ineligible hereunder;
     (e) which is owing by an Account Debtor other than any Account Debtor whose securities are rated BBB or better by S&P or Baa3 or better by Moody’s to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrowers exceeds 15% of the aggregate Eligible Accounts (to the extent of such excess);
     (f) with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreement has been breached or is not true;
     (g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon a Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;
     (h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by a Borrower or if such Account was invoiced more than once (except to the extent such invoice was not redated as of a date later than the original invoice date and such account is not otherwise compromised);
     (i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;
     (j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable, to pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;
     (k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;

     (l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada (other than the Province of Newfoundland) or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada (other than the Province of Newfoundland) unless, in either case, such Account is either (1) backed by a letter of credit acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Collateral Agent, (2) guaranteed by the Ex-Im Bank on terms acceptable to the Administrative Agent, or (3) for such Accounts in an aggregate amount up to $12,500,000 (or such greater amount as may be determined from time to time by the Administrative Agent in its sole and absolute discretion), backed by credit insurance on terms and issued by a provider acceptable to the Administrative Agent;
     (m) which is owed in any currency other than U.S. dollars;
     (n) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a letter of credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Collateral Agent in such Account have been complied with to the Collateral Agent’s satisfaction;
     (o) which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;
     (p) which, for any Account Debtor, exceeds a credit limit determined by the Administrative Agent, to the extent of such excess;
     (q) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but, subject to clause (z) of this definition, only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;
     (r) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;
     (s) which is evidenced by any promissory note, chattel paper, or instrument, except for Accounts arising out of the rental of equipment in the ordinary course of business and which are evidenced by chattel paper;
     (t) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit a Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or qualified to do business in such jurisdiction;
     (u) with respect to which any Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;
     (v) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
     (w) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the Borrowers have or have had an ownership interest in such goods, or which indicates any party other than a Borrower as payee or remittance party;
     (x) which the Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever; or
     (y) which is owed by any vendor or supplier to any Loan Party.
     In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrowers shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Borrowers may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrowers to reduce the amount of such Account. Standards of eligibility may be changed from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes which are more restrictive to be effective three (3) days after delivery of notice thereof to the Borrowers and the Lenders.
     “Eligible Equipment” means the equipment owned by a Borrower and meeting each of the following requirements:
     (a) such Borrower has good title to such equipment;
     (b) such Borrower has the right to subject such equipment to a Lien in favor of the Collateral Agent; such equipment is subject to a first priority perfected Lien in favor of the Collateral Agent subject to Permitted Senior Encumbrances and is free and clear of all other Liens of any nature whatsoever (except for Permitted Senior Encumbrances and other Permitted Encumbrances which other Permitted Encumbrances do not have priority over the Lien in favor of the Collateral Agent);
     (c) the full purchase price for such equipment has been paid by such Borrower;

     (d) such equipment is located on premises (i) owned by a Borrower, which premises are subject to a first priority perfected Lien in favor of the Collateral Agent, or (ii) leased by such Borrower where (x) the lessor has delivered to the Collateral Agent a Collateral Access Agreement or (y) a Rent Reserve with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;
     (e) such equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by such Borrower in the ordinary course of business of such Borrower;
     (f) such equipment is not subject to any agreement which restricts the ability of such Borrower to use, sell, transport or dispose of such equipment or which restricts the Collateral Agent’s ability to take possession of, sell or otherwise dispose of such equipment;
     (g) such equipment does not constitute “fixtures” under the applicable laws of the jurisdiction in which such equipment is located; and
     (h) with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority.
     “Eligible Inventory” means, at any time, the Inventory of the Borrowers which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:
     (a) which is not subject to a first priority perfected Lien in favor of the Collateral Agent subject to Permitted Senior Encumbrances;
     (b) which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent and (ii) Permitted Senior Encumbrances and other Permitted Encumbrances which other Permitted Encumbrances do not have priority over the Lien in favor of the Collateral Agent;
     (c) which is, in the Administrative Agent’s opinion, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;
     (d) with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;
     (e) in which any Person other than a Borrower shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

     (f) which is not finished goods or which constitutes work-in-process (other than work-in-process inventory expressly included in the definition of the term Borrowing Base), raw materials, inactive, spare or, except as expressly included in the definition of the term Borrowing Base, replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;
     (g) which is not located in the U.S. or is in transit with a common carrier from vendors and suppliers;
     (h) which is located in any location leased by a Borrower unless (i) the lessor has delivered to the Collateral Agent a Collateral Access Agreement or (ii) a Rent Reserve with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;
     (i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Collateral Agent a Collateral Access Agreement and such other documentation as the Collateral Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;
     (j) which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;
     (k) which is a discontinued product or component thereof;
     (l) which is the subject of a consignment by a Borrower as consignor;
     (m) which is perishable;
     (n) which contains or bears any intellectual property rights licensed to a Borrower unless the Collateral Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;
     (o) which is not reflected in a current perpetual inventory report of the Borrowers;
     (p) with respect to Inventory consisting of rental equipment or rolling stock, which (x) is not in good working order and condition (ordinary wear and tear excepted), or (y) is subject to any agreement (other than a short term rental agreement entered into in the ordinary course of the Borrowers’ business) which restricts the ability of the Borrowers to use, sell, transport or dispose of such equipment or which restricts the Collateral Agent’s ability to take possession of, sell or otherwise dispose of such equipment; or
     (q) which the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever.

     In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrowers shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. Standards of eligibility may change from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes which are more restrictive to be effective three (3) days after delivery of notice thereof to the Borrowers and the Lenders.
     “Eligible Mortgaged Real Property” means the Real Property owned by a Borrower described on Schedule 1.1 for which each of the following statements is accurate and complete (and each Borrower by including such Real Property in the Fixed Asset Component of the Borrowing Base shall be deemed to represent and warrant to the Agents, the Issuing Bank and each Lender the accuracy and completeness of such statements):
     (a) such Borrower holds good and marketable title to the Real Property;
     (b) the Real Property is subject to a first priority perfected security interest in favor of the Collateral Agent (subject to Permitted Senior Encumbrances) securing the Secured Obligations; and
     (c) the Real Property is not subject to any Lien, except for Permitted Encumbrances and Liens in favor of the Collateral Agent securing the Secured Obligations.
     “Engineered Products Division” means the operating divisions of the Borrowers engaged in the design, manufacturing, service and sale of equipment for coiled tubing, acidizing, fracturing, pumping (including nitrogen pumping equipment), railcar movers, seismic equipment systems, silicon controlled rectifiers and switchgear equipment.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “EPD Purchase Agreement” means that certain Asset Purchase Agreement dated as of September 27, 2005 by and among Stewart & Stevenson Services, Inc., Stewart & Stevenson Petroleum Services, Inc., Stewart & Stevenson International, Inc., Sierra Detroit Diesel Allison, Inc., and S&S Trust and Hushang Ansary, as assigned to the Company and SSPP by that certain Assignment and Assumption Agreement dated as of January 25, 2006, among Hushang Ansary, the Company and SSPP pursuant to which Hushang Ansary assigned his rights thereunder to the Company and SSPP.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
     “Event of Default” has the meaning assigned to such term in Article VII.
     “Excess Cash Flow” means for any fiscal year, the excess, if any, of (a) EBITDA for such fiscal year, over (b) the sum, without duplication, of the following, to the extent actually paid in cash during such fiscal year: (i) scheduled principal payments on Indebtedness, including the principal portion of scheduled payments under Capital Lease Obligations, (ii) Non-Financed Capital Expenditures, (iii) Interest Expense, (iv) income tax expense, and (v) Restricted Payments made pursuant to Section 6.8(a)(iv).
     “Excluded Subsidiary” means any Subsidiary of the Company which is not a Loan Party. The Excluded Subsidiaries on the date hereof are Stewart & Stevenson Truck Holdings

LLC, Stewart & Stevenson de Venezuela, S.A., Transmissiones y Embragues, S.A., Stewart & Stevenson de las Americas Colombia Ltda. Rio Grande Services, S de R.L. de C.V.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on or measured by net income of, or franchise taxes imposed on, the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers by the United States of America, or by any jurisdiction under the laws of which such recipient is organized or in which its principal office is located, is subject to such taxation as a result of doing business other than by reason of having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or another Loan Documents or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.17(a).
     “Ex-Im Bank” means The Export-Import Bank of the United States and its successors and assigns.
     “Existing Borrowers” shall have the meaning given such term in the recitals hereto.
     “Existing Credit Agreement” shall have the meaning given such term in the recitals hereto.
     “Fee Letter” means one or more letter agreements regarding fees, executed by Chase and/or certain of its Affiliates and accepted and agreed to by the Company as the same have been or may hereafter be amended from time to time.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Financial Accommodation” has the meaning assigned to such term in Section 6.14.

     “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower. Unless otherwise specified, all references to a Financial Officer herein shall mean a Financial Officer of all Borrowers.
     “Fixed Asset Collateral” means Collateral constituting Eligible Real Estate described in Schedule 1.1, together with any fixtures thereon, and Eligible Equipment.
     “Fixed Asset Component” means $15,000,0000; provided that the Fixed Asset Component shall be reduced by (a) the Monthly Fixed Asset Amortization Amount on the first day of each month commencing with August 1, 2006 and continuing on the first day of each month thereafter throughout the term of this Agreement and (b) the percentage of the appraised value (as of the Effective Date) of any Fixed Asset Collateral which (i) is the subject of a casualty event (including, without limitation, damage, destruction or condemnation) or a Permitted Fixed Asset Disposition, or (ii) is no longer Eligible Equipment or Eligible Mortgaged Real Property, as applicable, less in each case the portion of such amount that has already been reduced from the Fixed Asset Component as a result of prior Monthly Fixed Asset Amortization Amount reductions, in each case such amounts being determined by the Administrative Agent in its sole discretion.
     “Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense (including the interest component of Capital Lease Obligations), plus scheduled principal payments on Indebtedness made during such period (including the principal component of Capital Lease Obligations but which shall exclude mandatory prepayments made pursuant to Section 2.11(c)), plus dividends or distributions paid in cash during such period (other than dividends or distributions paid from a Borrower or Subsidiary of a Borrower to a Borrower), all calculated for the Borrowers and their Subsidiaries on a consolidated basis.
     “Fixed Charge Coverage Ratio” means, with reference to any period, the ratio of the following calculated for such period: (a) EBITDA minus Non-Financed Capital Expenditures minus income tax expenses paid in cash to (b) Fixed Charges, all calculated for the Borrowers and their Subsidiaries other than any Excluded Subsidiary on a consolidated basis in accordance with GAAP.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Funding Account” has the meaning assigned to such term in Section 4.1(i).
     “GAAP” means generally accepted accounting principles in the United States of America.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
     “Guaranteed Obligations” has the meaning assigned to such term in Section 10.1.
     “Hazardous Materials” means all explosive or radioactive substances or wastes, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Hyster” means the Hyster Company, Hyster Credit Company and their Affiliates.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business and not more than 90 days overdue), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all reimbursement or similar obligations including interest thereon, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all reimbursement or similar obligations including interest thereon, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out and (l) any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.

     “Information Memorandum” means the Confidential Information Memorandum dated January 2006 relating to the Borrowers, the Closing Date Acquisition and the Transactions.
     “Interest Election Request” means a request by the Borrowers to convert or continue a Borrowing in accordance with Section 2.7.
     “Interest Expense” means, with reference to any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrowers and their Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrowers and their Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Borrowers and their Subsidiaries for such period in accordance with GAAP.
     “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first day of each calendar month in arrears in respect of the previous calendar month, the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, the Maturity Date, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.
     “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrowers may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Inventory” has the meaning assigned to such term in the Pledge and Security Agreement.
     “Issuing Bank” means Chase, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.6(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

     “Joinder Agreement” has the meaning assigned to such term in Section 5.12.
     “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
     “LC Collateral Account” has the meaning assigned to such term in Section 2.6(j).
     “LC Shortfall Amount” means an amount equal to the difference of (x) the amount of LC Exposure at such time, less (y) the amount on deposit in the LC Collateral Account at such time which is free and clear of all rights and claims of third parties.
     “Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
     “Letter of Credit” means any letter of credit issued pursuant to the Existing Credit Agreement or this Agreement.
     “Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness on such date to (b) EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date); provided that, for the purpose of calculating the Leverage Ratio on August 5, 2006 and on November 4, 2006, all amounts relevant to the calculation of EBITDA and the components thereof shall be Annualized amounts for the periods of two and three fiscal quarters then ended, respectively.
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents and all other agreements, instruments, documents and certificates identified in Section 4.1 executed and delivered to, or in favor of, any Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to any Agent or any Lender in connection with this Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
     “Loan Guarantor” means each Loan Party (other than the Borrowers and their foreign Subsidiaries).
     “Loan Guaranty” means Article X of this Agreement.
     “Loan Parties” means the Company, the other Borrowers, the Borrowers’ domestic Subsidiaries (other than Stewart & Stevenson Truck Holdings LLC) and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns.
     “Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.
     “Lock Box” has the meaning assigned to such term in the Pledge and Security Agreement.
     “Lock Box Agreement” has the meaning assigned to such term in the Pledge and Security Agreement.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Loan Parties taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Collateral Agent’s Liens (on behalf of itself, the Administrative Agent and the Lenders) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Agents, the Issuing Bank or the Lenders thereunder.
     “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) or obligations in respect of one or more Swap Agreements, of any one or more of the

Borrowers and their Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “obligations” of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
     “Maturity Date” means January 25, 2011 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.
     “Maximum Liability” has the meaning assigned to such term in Section 10.10.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Monthly Fixed Asset Amortization Amount” means $178,571.43.
     “Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Agents, the Lenders and the Other Secured Parties, on real property of a Loan Party, including any amendment, modification or supplement thereto.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Income” means, for any period, the consolidated net income (or loss) of the Borrowers and their Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of a Borrower or is merged into or consolidated with a Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of a Borrower) in which a Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by a Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of any Borrower (other than another Borrower or a Loan Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
     “Net Orderly Liquidation Value” means, with respect to Inventory, including, without limitation, Eligible Inventory consisting of rental equipment and rolling stock, of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.
     “Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).
     “New Lender” has the meaning assigned to such term in Section 2.23.
     “New Lender Agreement” means a New Lender Agreement entered into by a New Lender in accordance with Section 2.23 and accepted by the Administrative Agent in the form of Exhibit G, or any other form approved by the Administrative Agent.
     “Non-Consenting Lender” has the meaning assigned to such term in Section 9.2(d).
     “Non-Financed Capital Expenditures” means Capital Expenditures made by any Loan Party which are not financed pursuant to the incurrence of Indebtedness, the issuance of Equity Interests or receipt of an equity contribution, a Capitalized Lease Obligation or a Loan.
     “Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.
     “non SSPP Borrowings” has the meaning assigned to such term in Section 6.14.
     “Obligated Party” has the meaning assigned to such term in Section 10.2.
     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Agents, the Issuing Bank or any indemnified party arising under the Loan Documents.
     “Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases and Capital Lease Obligations).
     “Other Secured Parties” means all of the Lenders and the Affiliates of the Lenders to whom Banking Service Obligations and/or Swap Obligations are owed.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
     “Overadvance” has the meaning assigned to such term in Section 2.5(d).
     “Participant” has the meaning set forth in Section 9.4.
     “Paying Guarantor” has the meaning assigned to such term in Section 10.11.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Perfection Certificate” shall mean that certain Perfection Certificate dated January 25, 2006, executed by each Borrower and addressed to the Collateral Agent.
     “Perfection Certificate Update” shall mean a Certificate from a Responsible Officer of the Borrowers in the form of Exhibit H hereto to be delivered to the Collateral Agent monthly pursuant to Section 5.1(q) hereof and setting forth all changes that would be required to be made to the Perfection Certificates (as updated pursuant to any prior Perfection Certificate Updates) to cause the Perfection Certificates to be accurate and complete if reissued as of the last day of the month immediately preceding the month in which the Perfection Certificate is required to be delivered pursuant to Section 5.1(q) hereof.
     “Permitted Acquisition” means any Acquisition by any Loan Party in a transaction that satisfies each of the following requirements:
     (a) such Acquisition is not a hostile or contested acquisition;
     (b) the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the date of this Agreement and any business activities that are substantially similar, related, or incidental thereto;
     (c) both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Administrative Agent and the Lenders have been notified in writing by the Loan Parties that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default or Event of Default exists, will exist, or would result therefrom;
     (d) as soon as available, but in any event adequately prior to such Acquisition in order to allow the Administrative Agent time to review the information provided to the Lenders under clause (ii) below, for Acquisitions with a purchase price greater than $5,000,000, the Borrowers shall provide, the Lenders (i) notice of such Acquisition and (ii) a copy of all business and financial information reasonably requested by the Administrative Agent including pro forma financial statements, statements of cash flow, and Availability projections;

     (e) if the Accounts and Inventory acquired in connection with such Acquisition are proposed to be included in the determination of the Borrowing Base, the Administrative Agent shall have conducted an audit and field examination of such Accounts and Inventory to its satisfaction, and all appropriate Lien filings and collateral documentation, including Collateral Access Agreements, have been duly completed, executed and delivered to the Administrative Agent;
     (f) the purchase price of any acquisition of a business not located in the United States or of a Person not organized in the United States or any State thereof shall not exceed (x) $5,000,000, and (y) for all such Acquisitions in any fiscal year of the Borrowers shall not exceed (y) $10,000,000;
     (g) if such Acquisition is an acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person shall become a wholly-owned Subsidiary of a Borrower and, to the extent required by Section 5.14, a Loan Party pursuant to the terms of this Agreement;
     (h) if such Acquisition is an acquisition of assets located primarily in the United States, the Acquisition is structured so that a Borrower shall acquire such assets;
     (i) if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;
     (j) no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could have a Material Adverse Effect;
     (k) in connection with an Acquisition of the Equity Interests of any Person, all Liens on property of such Person shall be terminated unless permitted pursuant to Section 6.2(e), or the Administrative Agent in its sole discretion consents otherwise, and in connection with an Acquisition of the assets of any Person, all Liens on such assets shall be terminated;
     (l) the Fixed Charge Coverage Ratio for the Borrowers (after giving effect to such Acquisition) shall be greater than 1.25 to 1.00 for the most recently completed twelve month period assuming that for purposes of calculating the Fixed Charge Coverage Ratio for such period (calculated on a pro forma basis in a manner acceptable to the Administrative Agent) such Acquisition occurred on the first day of such applicable period;
     (m) Each Borrower shall certify (and provide the Administrative Agent with pro forma and projected calculations in form and substance reasonably satisfactory to the Administrative Agent), on its behalf and on behalf of the other Borrowers, to the Administrative Agent and the Lenders that, immediately after giving effect to the completion of such Acquisition and for next succeeding twelve month period, Availability will not be less than $30,000,000 on a pro forma basis (assuming all past due accounts payable of the Borrowers have been paid in full in cash and no accounts payable of the Borrowers are allowed to become past due during such twelve month period thereafter) which includes all consideration given in connection with such Acquisition, other than Equity Interests of the Company delivered to the seller(s) in such Acquisition, as having been paid in cash at the time of making such Acquisition; and
     (n) no Default or Event of Default exists or would result therefrom.
     “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
     “Permitted Encumbrances” means:
     (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.4;
     (b) carriers’, warehousemen’s, landlords’, mechanics’, materialmen’s, vendors’, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.4;
     (c) (i) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit, bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to any Loan Party;
     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
     (f) easements, zoning restrictions, rights-of-way, restrictive covenants, encroachments, protrusions and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary including without limitation any defects and encumbrances noted and disclosed in a mortgage’s title insurance policy issued in favor of and delivered to the Collateral Agent in connection with any Mortgage and any state of facts disclosed on any survey referenced in any such title policy and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided further that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;
     (g) any interest of a consignor in goods held by any Loan Party on consignment provided that such goods are held on consignment in the ordinary course of business and in compliance with this Agreement;

     (h) any leasehold interest or title of a lessor or sublessor under any leases or subleases entered into by any Loan Party in the ordinary course of business and in compliance with this Agreement;
     (i) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, or (ii) relating to purchase orders and other agreements entered into with customers in the ordinary course of business and in compliance with this Agreement;
     (j) licenses or sublicenses of intellectual property granted by any Loan Party in the ordinary course of business and in compliance with this Agreement;
     (k) Liens solely on any cash earnest money deposits made by any Loan Party or any of their Subsidiaries in connection with any letter of intent or purchase agreement with respect to the purchase of assets or property by a Loan Party which is permitted hereunder;
     (m) Liens arising from precautionary UCC financing statements regarding operating leases; and
     (n) Liens in favor of Deutz, Hyster and Detroit Diesel encumbering inventory and equipment (and the proceeds thereof) purchased by Borrowers from Deutz, Hyster and Detroit Diesel;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
     “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 360 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

     (e) shares of mutual funds whose investment guidelines restrict substantially all of such funds’ investments in securities of the types described in clauses (a) through (d) above; and
     (f) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
     “Permitted Fixed Asset Disposition” means sales, assignments, leases, licenses, transfers, exchanges or other dispositions of or the pledge or grant of a security interest in (a) any Real Property described on Schedule 1.1 together with any fixtures thereon resulting in Net Proceeds to a Borrower in an amount greater than or equal to the corresponding amount set forth on such schedule, or (b) any Equipment of the Borrowers, in each case to the extent permitted under Section 6.5.
     “Permitted Senior Encumbrances” means (a) Liens described in clauses (a) and (b) of the definition of “Permitted Encumbrances” in each case securing amounts which are not past due, and (b) Liens in favor of Deutz, Hyster and Detroit Diesel encumbering inventory and equipment (and the proceeds thereof) purchased by Borrowers from Deutz, Hyster and Detroit Diesel.
     “Person” means any natural person, corporation, limited liability company, business trust, individual or family trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pledge and Security Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Collateral Agent, for the benefit of itself, the Administrative Agent, the Lenders and the Other Secured Parties, as the same may be amended, restated or otherwise modified from time to time.
     “Power Products Division” means the operating divisions of the Borrowers engaged in the sale and rental of various industrial equipment; sale of components, replacement parts, accessories and other materials supplied by independent manufacturers; provision of in-shop and on-site repair services for industrial, transportation, marine, construction, power generation and material handling equipment; fabrication, marketing and packaging of engine-driven equipment.
     “PPD Purchase Agreement” means that certain Asset Purchase Agreement dated as of October 24, 2005 by and among Stewart & Stevenson Services, Inc., IPSC Co. Inc., Stewart & Stevenson Holdings, Inc., Stewart & Stevenson De Las Americas, Inc., Stewart & Stevenson International, Inc., Stewart & Stevenson Power, Inc. and S&S Trust and Hushang Ansary, as amended by that certain Assignment and Assumption Agreement dated as of January 25, 2006, among Hushang Ansary, the Company and SSPP pursuant to which Hushang Ansary assigned his rights thereunder to the Company and SSPP.

     “Prepayment Event” means:
     (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party, other than dispositions described in Section 6.5(a), (b), (c), (d) or (f) to the extent excluded in clause (b) below) and other than such sales, transfers or other dispositions resulting in no more than $1,000,000 in Net Proceeds per event and less than $2,000,000 in Net Proceeds in any four consecutive fiscal quarters of the Company); or
     (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party with a fair value immediately prior to such event equal to or greater than $1,000,000; or
     (c) the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.1.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by Chase or its parent as its prime rate (which is not necessarily the lowest rate charged to any customer); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Proceeds” has the meaning assigned to such term in the Pledge and Security Agreement.
     “Projections” has the meaning assigned to such term in Section 5.1(f).
     “Protective Advance” has the meaning assigned to such term in Section 2.4.
     “Qualified Public Offering” means the first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Equity Interests of the Company on a firm commitment basis in which the aggregate Net Proceeds received by the Company at the public offering price is at least $75,000,000.
     “Real Property” shall mean any right, title or interest in and to real property, including any fee interest, leasehold interest, easement, or license and any other right to use or occupy real property, including any right arising by contract.
     “Register” has the meaning set forth in Section 9.4.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Rent Reserve” means a reserve equal to four (4) months of rental obligations for each parcel of Real Property leased by a Borrower at which Eligible Inventory is located and, with respect to any store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located, a reserve equal to four (4) months’ rent at such store, warehouse distribution center, regional distribution center or depot, in each case with respect to which the applicable landlord, warehouseman or bailee has not provided a Collateral Access Agreement.
     “Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
     “Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time. In addition to the foregoing, so long as there are two or more Lenders party to this Agreement, Required Lenders must include at least two Lenders.
     “Requirement of Law” means, as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Reserves” means the Borrowing Base Reserves and the Commitment Reserves, collectively.
     “Responsible Officer” means, with respect to any limited liability company or corporation, the chairman of the board, the president, any vice president, the chief executive officer or the chief operating officer, or any equivalent officer (regardless of his or her title), and, in respect of financial or accounting matters, a Financial Officer. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of all Borrowers.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Borrower or any option, warrant or other right to acquire any such Equity Interests in any Borrower.
     “Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.9, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4, and (c) increased from time to time pursuant to Section 2.23. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $125,000,000.

     “Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Swingline Loans at such time, plus (c) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances outstanding at such time.
     “Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
     “Revolving Loan” means a Loan made pursuant to Section 2.1.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
     “Secured Obligations” means (a) all Obligations, (b) all Banking Services Obligations and (c) Swap Obligations owing to one or more Lenders or their respective Affiliates; provided that at or prior to the time that any transaction relating to such Swap Obligation is executed, the Lender party thereto (other than Chase) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents.
     “Security Agreement” means the Pledge and Security Agreement and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.
     “Senior Notes” means the 10% Senior Unsecured Notes due 2014 to be issued by the Company on the Effective Date in the aggregate principal amount of $150,000,000 having the terms set forth in the Senior Notes Indenture.
     “Senior Notes Documents” means the Senior Notes, the Senior Notes Indenture, and each other material document, instrument or agreement to which the Company or any of its Subsidiaries is or may hereafter become a party pertaining to the Senior Notes.
     “Senior Notes Indenture” means the Indenture dated July 6, 2006, by and between the Company and Wells Fargo Bank, National Association as Trustee setting forth certain terms and conditions of certain of the Senior Notes.
     “Senior Notes Offering” means the offering by the Company and SSC, as co-issuers of the Senior Notes pursuant to the terms and conditions of the Offering Memorandum.
     “Senior Notes Offering Memorandum” means the Offering Memorandum dated June 29, 2006 setting forth the terms and conditions of the Senior Notes Offering.
     “Settlement” has the meaning assigned to such term in Section 2.5(d).
     “Settlement Date” has the meaning assigned to such term in Section 2.5(d).

     “Special Vendor Payable Reserve” means a reserve established by Administrative Agent in its Permitted Discretion in an amount equal to the accounts payable owed by Borrowers to Deutz, Hyster and Detroit Diesel less (calculated separately for each such vendor) the amount of accounts owed by each such vendor to a Borrower in respect of warranty work performed by such Borrower and which are not more than sixty (60) days past the original invoice date.
     “SSA” shall have the meaning set forth in the initial paragraph hereof.
     “SSC” shall have the meaning set forth in the initial paragraph hereof.
     “SSDH” shall have the meaning set forth in the initial paragraph hereof.
     “SSPP” shall have the meaning set forth in the initial paragraph hereof.
     “SSPS” shall have the meaning set forth in the initial paragraph hereof.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subject Borrower” has the meaning assigned to such term in Section 2.22(b) hereof.
     “Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated in writing to payment of the Secured Obligations to the satisfaction of the Administrative Agent.
     “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
     “Subsidiary” means any subsidiary of the Company or a Loan Party, as applicable.

     “Supermajority Revolving Lenders” means, at any time, Lenders having Revolving Exposure and unused Revolving Commitments representing 66 2/3% or more of the sum of the total Revolving Exposure and unused Revolving Commitment.
     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any Subsidiary shall be a Swap Agreement.
     “Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.
     “Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.
     “Swingline Loan” means a Loan made pursuant to Section 2.5.
     “Syndication Agent” means The CIT Group/Business Credit, Inc., in its capacity as syndication agent for the Lenders hereunder, and its successors and assigns in such capacity.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of the Borrowers and their Subsidiaries for borrowed money at such date, determined on a consolidated basis in accordance with GAAP.
     “Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
     “True-Up Loans” shall have the meaning given such term in the recitals hereto.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

     “Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     Section 1.2 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Loan Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Loan Borrowing”).
     Section 1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     Section 1.4 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II
THE CREDITS
     Section 2.1 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the total Revolving Exposures exceeding (x) the lesser of (A) the total Revolving Commitments and (B) the Borrowing Base, minus (y) the Commitment Reserves, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.4 and Section 2.5. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
     Section 2.2 Loans and Borrowings.
          (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.4 and Section 2.5.
          (b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrowers may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.8. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
          (c) At the time that any ABR Borrowing of Revolving Loans is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that such an ABR Borrowing may be in an aggregate amount (i) in the case of a Revolving Loan Borrowing, that is equal to the entire unused balance of the total Revolving Commitments, or (ii) that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.6(e). At the time that each Eurodollar Borrowing of Revolving Loans is made, any such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Each Swingline Loan shall be in an amount that is an integral multiple of $250,000 and not less than $250,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Eurodollar Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

     Section 2.3 Requests for Borrowings. To request a Revolving Loan Borrowing, the Borrowers shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrowers (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Loan Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.6(e) may be given not later than 9:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such Borrowing Request shall specify the following information in compliance with Section 2.1:
          (i) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;
          (ii) the date of such Borrowing, which shall be a Business Day;
          (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
          (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
If no election as to the Type of Revolving Loan Borrowing is specified, then the requested Revolving Loan Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     Section 2.4 Protective Advances.
          (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.3) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed $15,000,000; provided further that, the aggregate amount of outstanding Protective Advances plus the aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.2 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Supermajority Revolving Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.2 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 4.2(b).
     (b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.
     Section 2.5 Swingline Loans and Overadvances.
     (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $30,000,000 or (ii) the total Revolving Exposures exceeding (x) the lesser of (A) the total Revolving Commitments and (B) the Borrowing Base, minus (y) the Commitment Reserves; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrowers shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 11:00 a.m., Chicago time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrowers. The Swingline Lender shall make each Swingline Loan available to the Borrowers by means of a credit to the Funding Account (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.6(e), by remittance to the Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Administrative Agent to be distributed to the Lenders) by 2:00 p.m., Chicago time, on the requested date of such Swingline Loan. In addition, the Borrowers hereby authorize the Swingline Lender to, and the Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 1:00 p.m., Chicago time, on each Business Day, make available to the Borrowers by means of a credit to the Funding Account, the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that day (as determined based on notice from the Administrative Agent).
     (b) The Swingline Lender may by written notice given to the Administrative Agent not later than 9:00 a.m., Chicago time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.7 with respect to Loans made by such Lender (and Section 2.7 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.
     (c) Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrowers, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans to the Borrowers, on behalf of the Revolving Lenders, in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, no Overadvance shall result in a Default due to Borrowers’ failure to comply with Section 2.1 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent set forth in Section 4.2(c) has not been satisfied. All Overadvances shall constitute ABR Borrowings. The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed $15,000,000 at any time, each Overadvance shall mature and be due on the earlier of the Maturity Date, demand by the Administrative Agent and thirty days after such Overadvance is made and no Overadvance shall cause any Revolving Lender’s Revolving Exposure to exceed its Revolving Commitment; provided that, the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.
     (d) Upon the making of an Overadvance by the Administrative Agent, each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Overadvance in proportion to its Applicable Percentage of the Revolving Commitment. The Administrative Agent may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.
     (e) Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Revolving Commitment. The Swingline Lender or the Administrative Agent may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.
     (f) The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon Chicago time on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Chicago time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.2 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative

Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.7.
     Section 2.6 Letters of Credit.
     (a) General. Subject to the terms and conditions set forth herein, Borrowers may request the issuance of Letters of Credit for the account of one or more Borrowers, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), each Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (prior to 9:00 am, Chicago time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension, or such shorter period of time as may be agreed to by the Administrative Agent and the Issuing Bank) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.6(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the requesting Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit each Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $20,000,000 and (ii) the total Revolving Exposures shall not exceed (A) the lesser of the total Revolving Commitments and the Borrowing Base, minus (B) the Commitment Reserves.
     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.
     (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in Section 2.6(e), or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., Chicago time, on the date that such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement prior to 9:00 a.m., Chicago time, on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than 11:00 a.m., Chicago time, on (i) the Business Day that the Borrowers receive such notice, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrowers receive such notice, if such notice is not received prior to such time on the day of receipt; provided that ,if such LC Disbursement is not less than $250,000, the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or Section 2.5 that such payment be financed with an ABR Revolving Loan Borrowing or Swingline Loan Borrowing in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loan Borrowing or Swingline Loan Borrowing. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.7 with respect to Loans made by such Lender (and Section 2.7 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.
     (f) Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in Section 2.6(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any

Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
     (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to Section 2.6(e), then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.6(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
     (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
     (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the LC Shortfall Amount as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all such Defaults have been cured or waived.

     Section 2.7 Funding of Borrowings.
     (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m. (in the case of Eurodollar Loans) and 1:00 p.m. (in the case of ABR Loans), Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 2.5. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.6(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.
     (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.7(a) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     Section 2.8 Interest Elections.
     (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loan Borrowings, Overadvances or Protective Advances, which may not be converted or continued.
     (b) To make an election pursuant to this Section, the Borrowers shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrowers.
     (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
     If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.
     (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e) If the Borrowers fail to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as a Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     Section 2.9 Termination and Reduction of Commitments.
     (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
     (b) The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent) equal to 105% of the LC Shortfall Amount as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.
     (c) The Borrowers may from time to time reduce the Revolving Commitments; provided that (x) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $10,000,000 and (y) the Borrowers shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Exposures would exceed (A) the lesser of the total Revolving Commitments and the Borrowing Base minus (B) the Commitment Reserves. In the event the sum of the total unfunded Commitments plus the aggregate principal amount (without duplication) of Revolving Exposures and other Loans outstanding at any time is reduced to $100,000,000 or less, the Commitments shall terminate and all Obligations shall become immediately due and payable in full.
     (d) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.9(b) or Section 2.9(c) at least thirty (30) days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
     Section 2.10 Repayment and Amortization of Loans; Evidence of Debt.
     (a) The Borrowers hereby, jointly and severally, unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrowers shall repay all Swingline Loans then outstanding, and (iv) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date, demand by the Administrative Agent and the 30th day after such Overadvance is made.

          (b) At all times that full cash dominion is in effect pursuant to Section 7.3 of the Pledge and Security Agreement, on each Business Day, at or before 11:00 a.m., Chicago time, the Administrative Agent shall apply all immediately available funds credited to the Collection Accounts first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) and, if an Event of Default has occurred and is continuing, to cash collateralize outstanding LC Exposure in an amount equal to 105% of the LC Shortfall Amount.
          (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (e) The entries made in the accounts maintained pursuant to Section 2.10(c) or Section 2.10(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
          (f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     Section 2.11 Prepayment of Loans.
          (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 2.11(e).
          (b) Except for Overadvances permitted under Section 2.5, in the event and on such occasion that the total Revolving Exposure exceeds (x) the lesser of (A) the aggregate Revolving Commitments and (B) the Borrowing Base, minus (y) the Commitment Reserves, the Borrowers shall prepay the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess.

          (c) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Borrowers shall, immediately after such Net Proceeds are received by any Loan Party, prepay the Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds.
          (d) All such amounts pursuant to Section 2.11(c) (as to any insurance or condemnation proceeds, to the extent they arise from casualties or losses to Collateral) shall be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitment and, if an Event of Default shall have occurred and is continuing, to cash collateralize outstanding LC Exposure in an amount equal to 105% of the LC Shortfall Amount.
          (e) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 10:00 a.m., Chicago time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., Chicago time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.9, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.9. Promptly following receipt of any such notice relating to a Revolving Loan Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Loan Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Loan Borrowing, as applicable, of the same Type as provided in Section 2.2. Each prepayment of a Revolving Loan Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
     Section 2.12 Fees.
          (a) The Borrowers agree, jointly and severally, to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at 0.375% per annum on the average daily amount of the Available Revolving Commitment of such Revolving Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Lenders’ Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of each calendar month and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) The Borrowers agree, jointly and severally, to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) The Borrowers agree, jointly and severally, to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.
          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
     Section 2.13 Interest.
          (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
          (c) Each Protective Advance and each Overadvance shall bear interest at the Alternate Base Rate plus the Applicable Rate for Revolving Loans plus 2%.
          (d) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 2.9 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.
          (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to Section 2.13(d) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          (g) Solely for purposes of determining the amount of interest which accrues and is payable in respect of Revolving Loans, payments of principal will be deemed to be applied to the outstanding principal balance of the Revolving Loans on the first Business Day following receipt by the Administrative Agent of collected funds.
     Section 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

     Section 2.15 Increased Costs.
          (a) If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
          (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 2.15(a) or Section 2.15(b) shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing

Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
     Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.9(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     Section 2.17 Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any

Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (except as such penalties, interest and expenses are attributable to the negligence or willful misconduct of the Administrative Agent, any Lender or the Issuing Bank), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt, if any, issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from, or reduction of, withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time such Foreign Lender becomes a party to this Agreement and at such later times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate.
          (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.
     Section 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs.
          (a) The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 11:00 a.m., Chicago time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 120 South LaSalle Street, Chicago, Illinois, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars. At all times that full cash dominion is in effect pursuant to Section 7.3 of the Pledge and Security Agreement, solely for purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the day of receipt, subject to actual collection.
          (b) Any proceeds of Collateral received by the Collateral Agent or the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account when full cash dominion is in effect pursuant to Section 7.3 of the Pledge and Security Agreement (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Agents and the Issuing Bank from the Borrowers (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the LC Shortfall Amount, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services and Swap Obligations, and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrowers, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (B) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.
          (c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.3), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrowers pursuant to Section 2.3 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.3) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.3, Section 2.4 or Section 2.5, as applicable and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
          (d) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate of the Borrowers (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.
          (e) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.
     Section 2.19 Mitigation Obligations; Replacement of Lenders. If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then:
          (a) such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment);
          (b) the Borrowers may, at their sole expense and effort, require such Lender or any Lender that defaults in its obligation to fund Loans hereunder (herein, a “Departing Lender”), upon notice to the Departing Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
     Section 2.20 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, any Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by such Agent or such Lender. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by any Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.20 shall survive the termination of this Agreement.
     Section 2.21 Borrowings of Revolving Loans to Satisfy Secured Obligations. Each of the Borrowers and each Lender hereby agree with the Administrative Agent and each other Lender that, on each date on which any payment of interest, fees, principal or other amounts are due and owing hereunder or under any of the other Loan Documents, the Administrative Agent may, in its sole discretion, but without any obligation to do so and subject to all other terms of this Agreement (other than any request for delivery of a Borrowing Request hereunder) cause a Borrowing of Swingline Loans to the extent available, and thereafter such Borrowings shall be Revolving Loans which shall be ABR Loans, each to be made on such date in an amount sufficient to satisfy in full all such payments of interest, fees or other amounts which are then due hereunder and, the Administrative Agent shall disburse the proceeds of such Borrowing to itself and each Lender, as applicable to satisfy all such obligations and liabilities which are then due and the Administrative Agent shall give the Borrowers prompt notice of any such Borrowings.
     Section 2.22 Joint and Several Liability; Rights of Contribution.
          (a) Each Borrower states and acknowledges that: (i) pursuant to this Agreement, the Borrowers desire to utilize their borrowing potential on a consolidated basis to the same extent possible if they were merged into a single corporate entity; (ii) each Borrower has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (iii) it is both a condition precedent to the obligations of the Administrative Agent and Lenders hereunder and a desire of each Borrower that each Borrower execute and deliver to Administrative Agent and Lenders this Agreement; and (iv) each Borrower has requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement.
          (b) Each Borrower hereby irrevocably and unconditionally: (i) agrees that it is jointly and severally liable to the Administrative Agent and the Lenders for the full and prompt payment and performance of the obligations of each Borrower under this Agreement and each other Loan Document that may specify that a particular Borrower is responsible for a given payment or performance; (ii) agrees to fully and promptly perform all of its obligations hereunder with respect to each advance of credit hereunder as if such advance had been made directly to it; and (iii) agrees as a primary obligation to indemnify the Administrative Agent and each Lender, on demand for and against any loss incurred by the Administrative Agent or any Lender as a result of any of the obligations of any Borrower (the “Subject Borrower”) being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to the Subject Borrower or any Person, the amount of such loss being the amount which the Administrative Agent or the Lenders (or any of them) would otherwise have been entitled to recover from the Borrower.
          (c) It is the intent of each Borrower that the indebtedness, obligations and liabilities hereunder and under the other Loan Documents of no one of them be subject to challenge on any basis related to any federal or state law dealing with fraudulent conveyances or any other law related to transfers for less than fair or reasonably equivalent value. Accordingly, as of the date hereof, the liability of each Borrower under this Section 2.22 together with all of its other liabilities to all persons as of the date hereof and as of any other date on which a transfer is deemed to occur by virtue of this Agreement, calculated in amount sufficient to pay its probable net liabilities on its existing indebtedness as the same become absolute and matured (“Dated Liabilities”) is and is to be, less than the amount of the aggregate of a fair valuation of its property as of such corresponding date (“Dated Assets”). To this end, each Borrower under this Section 2.22 (i) grants to and recognizes in each other Borrower ratably, rights of subrogation and contribution in the amount, if any, by which the Dated Assets of such Borrower, but for the aggregate rights of subrogation and contribution in its favor recognized herein, would exceed the Dated Liabilities of such Borrower and (ii) acknowledges receipt of and recognizes its right to subrogation and contribution ratably from the other Borrowers in the amount, if any, by which the Dated Liabilities of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Assets of such Borrower under this Section 2.22. In recognizing the value of the Dated Assets and the Dated Liabilities, it is understood that each Borrower will recognize, to at least the same extent of their aggregate recognition of liabilities hereunder, their rights to subrogation and contribution hereunder. It is a material objective of this Section 2.22 that each Borrower recognizes rights to subrogation and contribution rather than be deemed to be insolvent (or in contemplation thereof) by reason of an arbitrary interpretation of its joint and several obligations hereunder.
          (d) Each Borrower agrees and acknowledges that the present structure of the credit facilities detailed in this Agreement is based in part upon the financial and other information presently known to the Administrative Agent and the Lenders regarding each Borrower, the corporate structure of the Borrowers, and the present financial condition of each Borrower. Each Borrower hereby agrees that the Required Lenders shall have the right, in their sole credit judgment, to require that any or all of the following changes be made to these credit facilities: (i) further restrict loans and advances between the Borrowers, (ii) establish separate lockbox and Controlled Disbursement Accounts for each Borrower, (iii) separate the Swingline Loans and Revolving Loans into separate revolving credit loans to each of the Borrowers as shall be determined by the Required Lenders, and (iv) establish such other procedures as shall be reasonably deemed by the Required Lenders to be useful in tracking where Loans are made under this Agreement and the source of payments received by the Lenders on such Loans.

     Section 2.23 Increase of Commitments.
          (a) If no Default or Event of Default shall have occurred and be continuing and no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since January 25, 2006, the Borrowers may at any time from time to time prior to the Maturity Date request one or more increases of the Revolving Commitments by notice to the Administrative Agent in writing of the amount of such proposed increase (each such notice, a “Commitment Increase Notice”); provided, however, that, (i) the Revolving Commitment of any Lender may not be increased without such Lender’s consent, (ii) the aggregate amount of the Revolving Commitments as so increased shall not exceed $175,000,000, and (iii) the Revolving Commitments may not be increased without the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).
          (b) The Borrowers may, in their sole discretion, but with the consent of the Administrative Agent as to any Person that is not at such time a Lender (which consent shall not be unreasonably withheld or delayed), offer to any existing Lender or to one or more additional banks or financial institutions the opportunity to participate in all or a portion of the increased Revolving Commitments, by notifying the Administrative Agent; provided, that the Revolving Commitment of any New Lender shall not be less than $15,000,000 and shall be in an integral multiple of $5,000,000. Promptly and in any event within five (5) Business Days after receipt of notice from the Borrowers of their desire to offer such commitments to certain existing Lenders or to the additional banks or financial institutions identified therein, the Administrative Agent shall notify such proposed lenders of the opportunity to participate in all or a portion of the increased Revolving Commitments.
          (c) Any existing Lender that accepts Borrowers’ offer to increase its Revolving Commitment shall execute a Commitment Increase Agreement with the Borrowers and the Administrative Agent, whereupon such Lender shall be bound by, and entitled to the benefits of, this Agreement with respect the full amount of its Revolving Commitment as so increased.
          (d) Any additional bank or financial institution which is not an existing Lender and which accepts Borrowers’ offer to participate in the increased Revolving Commitments shall execute and deliver to the Administrative Agent and the Borrowers a New Lender Agreement setting forth its Revolving Commitment (subject to the limitations on the amounts thereof set forth herein), and upon the effectiveness of such New Lender Agreement such bank or financial institution (a “New Lender”) shall become a Revolving Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and the signature pages hereof shall be deemed to be amended to add the name of such New Lender.
          (e) Upon any increase in the Revolving Commitments pursuant to this Section 2.23, the Commitment Schedule shall be deemed amended to reflect the Revolving Commitment of each Lender (including any New Lender) as thereby increased.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Each Loan Party represents and warrants to the Lenders that:
     Section 3.1 Organization; Powers. Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where the failure to so qualify could reasonably be expected to have a Material Adverse Effect.
     Section 3.2 Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or limited liability company powers and have been duly authorized by all necessary corporate or limited liability company and, if required, stockholder action. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     Section 3.3 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, including actions required to satisfy the Federal Assignment of Claims Act of 1940, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.
     Section 3.4 Financial Condition; No Material Adverse Change.
          (a) Current Financials. The Current Financials were prepared in accordance with GAAP as in effect on the date such Current Financials are delivered (subject, in the case of interim financial statements, to the absence of footnotes and year-end audit adjustments which will not, individually or in the aggregate, be material) and fairly present the consolidated and consolidating financial condition and results of operations of the Company and its consolidated Subsidiaries as of the dates and for the periods reflected therein.
          (b) Historical Financials. The Borrowers have heretofore furnished to the Lenders (i) the audited consolidated financial statements of Stewart & Stevenson Services, Inc. for the fiscal years ended January 31, 2002, January 31, 2003, January 31, 2004 and January 31, 2005 reported on by Ernst & Young, independent public accountants, (ii) management prepared consolidated and consolidating financial statements for Stewart & Stevenson Services, Inc. for the fiscal years ended January 31, 2002, January 31, 2003, January 31, 2004 and January 31,

2005, and (iii) management prepared interim consolidated and consolidating financial statements of Stewart & Stevenson Services, Inc. for the fiscal quarter ended October 9, 2005 and for the month ended November 30, 2005, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Stewart & Stevenson Services, Inc. as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clauses (ii) and (iii) above.
          (c) Absence of Contingent Liabilities. No Loan Party has any outstanding Indebtedness or other liability (including, without limitation, contingent liabilities) or unusual, forward or long term commitments which if unpaid could reasonably be expected to result in a Material Adverse Effect other than (i) those disclosed in the most recent financial statements referred to in Section 5.1(a), (b), (c) or (d) below, as applicable, or the notes thereto, (ii) those expressly described in this Agreement (including in the Schedules hereto), and (iii) those entered into or incurred in compliance with the terms of this Agreement.
          (d) Pro-Forma Consolidated Balance Sheets. The pro forma consolidated balance sheet of the Company and the pro forma consolidating balance sheets of the Company and each Subsidiary of the Company each dated as of December 31, 2005, provided to the Administrative Agent and the Lenders prior to the date of this Agreement, fairly presents, in conformity with GAAP, the consolidated financial position of the Company as of such date and the consolidating financial position of the Company and each Subsidiary of the Company as of such date, but adjusted to give effect to the Closing Date Acquisition and the Transactions.
          (e) Projections. The projections delivered to the Administrative Agent and the Lenders pursuant to Section 4.1(b) and Section 5.1(f) set forth the Borrowers’ reasonable best estimate as of the date hereof of the Company’s consolidated financial condition and results of operations as of the dates and for the periods covered thereby. Such projections were prepared in good faith in accordance with sound financial planning practices on the basis of the assumptions stated therein, which assumptions were believed by the Borrowers to be reasonable at the time made and which the Borrowers continue to believe are reasonable on the date hereof.
          (f) No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since January 31, 2005.
          (g) Effective Date Payables to Detroit Diesel, Deutz and Hyster. As of the Effective Date, the aggregate amount of all accounts payable and other amounts owing to Detroit Diesel, Deutz and Hyster is zero Dollars ($0.00).
     Section 3.5 Properties.
          (a) As of the date of this Agreement, Schedule 3.5 sets forth the address of each parcel of real property that is owned or leased by each Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists that could reasonably be expected to result in a Material Adverse Effect. Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than those permitted by Section 6.2.
          (b) Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.5, and the use thereof by the Loan Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Loan Parties’ rights thereto are not subject to any licensing agreement or similar arrangement.
     Section 3.6 Litigation and Environmental Matters.
          (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries or any of the Collateral (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
          (b) Except for the Disclosed Matters (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (B) has become subject to any Environmental Liability.
          (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
     Section 3.7 Compliance with Laws and Agreements. Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 3.8 Investment and Holding Company Status. No Loan Party nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.
     Section 3.9 Taxes. Each Loan Party and its Subsidiaries have timely filed or caused to be filed all income and other Tax returns and reports required to have been filed and have paid or caused to be paid all income and other Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves. No tax liens have been filed and no claims are being asserted with respect to any such taxes.
     Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.
     Section 3.11 Disclosure. The Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) as of the date of delivery, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forecast or projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.
     Section 3.12 Material Agreements. All material agreements and contracts to which any Loan Party is a party or is bound as of the date of this Agreement are listed on Schedule 3.12. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any material agreement to which it is a party or (b) any agreement or instrument evidencing or governing Indebtedness, where such default could reasonably by expected to result in a Material Adverse Effect.
     Section 3.13 Solvency.
          (a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.
          (b) No Loan Party intends to, or will permit any of its Subsidiaries to, and no Loan Party believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
     Section 3.14 Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrowers believe that the insurance maintained by or on behalf of the Borrowers and their Subsidiaries is adequate.
     Section 3.15 Capitalization and Subsidiaries. Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Borrowers of each and all of each Borrower’s Subsidiaries, (b) a true and complete listing of each class of each of the Borrowers’ authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of each Borrower and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non assessable.
     Section 3.16 Security Interest in Collateral. Except to the extent perfection is expressly excused pursuant to the Loan Documents, the provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Agents, the Lenders, and the Other Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except for (a) Permitted Senior Encumbrances, and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral.
     Section 3.17 Labor Disputes. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.
     Section 3.18 Affiliate Transactions. Except as set forth on Schedule 3.18, as of the date of this Agreement, there are no existing or proposed agreements, arrangements,

understandings, or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party.
     Section 3.19 Common Enterprise. The successful operation and condition of each of the Loan Parties are dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.
     Section 3.20 Casualties; Taking of Properties. Neither the business nor the properties of any Loan Party has been affected in a manner that has had or could have a Material Adverse Effect as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy.
     Section 3.21 Perfection Certificate; Schedules to other Loan Documents. All information in the Perfection Certificate and each Perfection Certificate Update and all information set forth in all disclosure schedules to each of the Loan Documents is true, correct and complete. No Borrower has filed a US federal income tax return or any other tax return with a Governmental Authority under a name different in any respect from the name of that Borrower listed on the signature pages hereto or the prior names of that Borrower set forth in the Perfection Certificate.
     Section 3.22 Existing Indebtedness. Schedule 3.22 hereto contains an accurate and complete list and description of any and all Indebtedness of the Loan Parties existing on the date of this Agreement prior to giving effect to the repayment of any such Indebtedness to be repaid on the date of this Agreement, and including, with respect to each such item of existing Indebtedness: (a) the current lender or holder of such Indebtedness, (b) the principal amount of such Indebtedness on the date of this Agreement prior to giving effect to the repayment of any such Indebtedness, (c) a description of the material loan agreements, promissory notes and other documents evidencing, governing or otherwise pertaining to such Indebtedness, and (d) a description of all property which stands as security for such Indebtedness.
     Section 3.23 Acquisition Documents. The Borrowers have provided to the Administrative Agent a true and complete copy of the Acquisition Agreements and all other Acquisition Documents entered into by any Loan Party related to the Closing Date Acquisition, including all amendments and modifications thereto (whether characterized as an amendment, modification, waiver, consent or similar document). No material rights or obligations of any party to any of the Acquisition Documents have been waived and no party to any of the Acquisition Documents is in default of its obligations or in breach of any representations or warranties made thereunder. Each of the Acquisition Documents is a valid, binding and enforceable obligation of each party thereto in accordance with its terms and is in full force and effect. The fees and expenses relating to the Closing Date Acquisition do not exceed $5,000,000.
     Section 3.24 Deposit Accounts. Other than the Controlled Disbursement Account and the deposit accounts listed on Schedule 3.24, none of the Borrowers maintains any deposit account with any bank or other depository institution into which any cash or cash equivalents are deposited or cash or cash equivalents are maintained.
     Section 3.25 Regulation H. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, except for which the Administrative Agent has received evidence of an acceptable flood hazard insurance policy covering such improvements.
     Section 3.26 Compliance with Anti-Terrorism and Anti-Money Laundering Laws and Regulations. No Loan Parties nor any of their Affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
ARTICLE IV
CONDITIONS
     Section 4.1 Effective Date. The amendment and restatement of the Existing Credit Agreement and the obligations of the Lenders to make Loans (including, without limitation, the True-Up Loans) and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2) as evidenced by the execution and delivery of the Certificate of Effectiveness:
          (a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and a written opinion of the Loan Parties’ counsel, addressed to each Agent, the Issuing Bank and the Lenders in substantially the form of Exhibit B.
          (b) Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of Stewart & Stevenson Services, Inc. for the fiscal years ended January 31, 2002, January 31, 2003, January 31, 2004 and January 31, 2005, (ii) management prepared consolidated and consolidating financial statements for Stewart & Stevenson Services, Inc. for the fiscal years ended January 31, 2002, January 31, 2003, January 31, 2004 and January 31, 2005, (iii) management prepared interim consolidated and consolidating financial statements of Stewart & Stevenson Services, Inc. for the fiscal quarter ended October 29, 2005 and for the month ended November 30, 2005, (iv) all written material, reports and/or management letters, if any, requested by the Administrative Agent and prepared by the current independent accountants of Stewart & Stevenson Services, Inc. with regard to its Engineered Products Division or its Power Products Division, and in the case of clauses (i), (ii), (iii) and (iv) preceding, such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of the Engineered Products Division and the Power Products Division, as reflected in the financial statements or projections contained in the Confidential Information Memorandum and (v) satisfactory projections through 2010.
          (c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other Responsible Officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by laws or operating, management or partnership agreement, (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization, and (iii) a good standing/foreign qualification certificate for each Loan Party for each jurisdiction where such Loan Party is required to be qualified to do business.
          (d) No Default Certificate. The Administrative Agent shall have received a certificate, signed by the chief financial officer of each Borrower, on the Effective Date (i) stating that no Default has occurred and is continuing at the time of and immediately after giving effect to (1) the amendment and restatement of the Existing Credit Agreement and the making of all True-Up Loans required thereby, and (2) the funding of all Borrowings and issuance of all Letters of Credit occurring on the Effective Date, if any, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and

(iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.
          (e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel to the Administrative Agent and local counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrowers to the Administrative Agent on or before the Effective Date.
          (f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are organized or assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.2 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.
          (g) Consummation of Senior Notes Offering. The Company shall have completed the Notes Offering and issued the Senior Notes on the terms set forth in the Senior Notes Offering Memorandum and otherwise on terms and conditions acceptable to the Administrative Agent and the Lenders.
          (h) Repayment of Existing Indebtedness. All unpaid CapEx Loans, Real Estate Loans, Equipment Loans and Term B Loans (as such terms are defined in the Existing Credit Agreement) and all accrued and unpaid fees and interest owing under the Existing Credit Agreement shall be paid in full in cash by the Borrowers and the outstanding balance of the Revolving Loans (as defined in the Existing Credit Agreement) shall be reduced by the lesser of (i) $85,000,000 or (ii) the outstanding balance of the Revolving Loans on such date.
          (i) Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account of the Borrowers (the “Funding Account”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
          (j) Customer List. The Administrative Agent shall have received a true and complete customer list.
          (k) Collateral Access and Control Agreements. The Collateral Agent shall have received each (i) Collateral Access Agreement required to be provided pursuant to Section 4.13 of the Pledge and Security Agreement and (ii) Deposit Account Control Agreement required to be provided pursuant to Section 4.14 of the Pledge and Security Agreement.
          (l) Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer of each Loan Party.
          (m) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of June 3, 2006.

          (n) Closing Availability. After giving effect to the repayments required pursuant to clause (h) above, to all Borrowings to be made on the Effective Date and the issuance of any Letters of Credit on the Effective Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, the Borrowers’ Availability shall not be less than $30,000,000.
          (o) Pledged Notes. The Collateral Agent shall have each promissory note or other instrument (if any) pledged to the Collateral Agent pursuant to the Pledge and Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
          (p) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Agents, the Lenders and the Other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.2), shall be in proper form for filing, registration or recordation.
          (q) Environmental Reports. The Administrative Agent shall have received environmental review reports with respect to the Real Properties of the Borrowers and their Subsidiaries specified by the Administrative Agent from firm(s) satisfactory to the Administrative Agent, which review reports shall be acceptable to the Administrative Agent.
          (r) Mortgages, etc. The Collateral Agent shall have received, with respect to each parcel of Real Property which is required to be subject to a Lien in favor of the Collateral Agent, each of the following, in form and substance reasonably satisfactory to the Collateral Agent:
          (i) a Mortgage on such property;
          (ii) evidence that a counterpart of the Mortgage has been recorded in the place necessary, in the Collateral Agent’s judgment, to create a valid and enforceable first priority Lien in favor of the Collateral Agent for the benefit of itself, the Administrative Agent, the Lenders, and the Other Secured Parties;
          (iii) ALTA or other mortgagee’s title policy and endorsements;
          (iv) an ALTA survey prepared and certified to the Agents by a surveyor acceptable to the Collateral Agent;
          (v) an opinion of counsel in the state in which such parcel of Real Property is located in form and substance and from counsel reasonably satisfactory to the Collateral Agent; and
          (vi) such other information, documentation, and certifications as may be reasonably required by the Collateral Agent.

          (s) Insurance. The Agents shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Agents and otherwise in compliance with the terms of Section 5.9 hereof and Section 4.12 of the Pledge and Security Agreement.
          (t) Letter of Credit Application. The Administrative Agent shall have received a properly completed letter of credit application if the issuance of a Letter of Credit will be required on the Effective Date. The Borrowers shall have executed the Issuing Bank’s master agreement for the issuance of commercial Letters of Credit.
          (u) Senior Notes Documents. The Administrative Agent shall have received a certified true and correct copy of each of the Senior Notes Documents.
          (v) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested.
provided, however, the Administrative Agent and the Lenders acknowledge that the conditions precedent set forth in the foregoing clauses (b), (i), (j), (p), (q), (r) and (t) of this Section 4.1 have been satisfied prior to the Effective Date.
Pursuant to and upon the execution and delivery of the Certificate of Effectiveness, the Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.2) at or prior to 2:00 p.m., Chicago time, on July 31, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
     Section 4.2 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
          (a) The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations or warranties expressly relate to an earlier date, or if they are not true and correct in all material respects neither the Administrative Agent nor the Required Lenders shall have determined not to make any make a Loan or instructed the Issuing Bank not to issue Letters of Credit as a result of the fact that such representation or warranty is untrue or incorrect.
          (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing or if a Default has occurred and is continuing, neither the Administrative Agent nor the Required Lenders shall have determined not to make such

Borrowing or instructed the Issuing Bank not to issue such Letter of Credit as a result of such Default.
          (c) After giving effect to any Revolving Loan Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in Section 4.2(a), Section 4.2(b) and Section 4.2(c).
ARTICLE V
AFFIRMATIVE COVENANTS
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:
     Section 5.1 Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent, each Lender and, with respect to the certificate specified in Section 5.1(q) hereof, the Collateral Agent:
          (a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing acceptable to the Required Lenders (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;
          (b) within 45 days after the end of each of the first three fiscal quarters of the Company, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
          (c) within 20 days after the end of each fiscal month of the Company, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
          (d) concurrently with any delivery of financial statements under Section 5.1(a), Section 5.1(b) or Section 5.1(c) above, a certificate of a Financial Officer of each of the Borrowers in substantially the form of Exhibit D (i) certifying, in the case of the financial statements delivered under Section 5.1(b) or Section 5.1(c), as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.1, Section 6.4, Section 6.5, Section 6.7, Section 6.12 and Section 6.13, and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
          (e) concurrently with any delivery of financial statements under Section 5.1(a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);
          (f) as soon as available, but in any event not more than 60 days prior to nor more than 30 days after the end of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Company and its Subsidiaries for each month of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;
          (g) as soon as available but in any event within 20 days of the end of each calendar month, and at such other times as may be necessary to re-determine availability of Advances hereunder or as may be requested by the Administrative Agent, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request; provided that at any time Availability is less than $25,000,000, the Administrative Agent, in its sole discretion, may require the delivery of a Borrowing Base Certificate and supporting information more often than monthly, including weekly or daily, in which event the Borrowing Base would be adjusted immediately upon receipt of such reports;
          (h) as soon as available but in any event within 20 days of the end of each calendar month and at such other times as may be requested by the Administrative Agent, as of the period then ended, all delivered electronically in a text formatted file (not in an Adobe *.pdf file):
          (i) a detailed aging of the Borrowers’ Accounts (A) including all invoices aged by invoice date and due date (with an explanation of the terms offered) and (B) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;
          (ii) a schedule detailing the Borrowers’ Inventory, in form satisfactory to the Administrative Agent, (A) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, rental, rolling stock, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrowers are deemed by the Administrative Agent to be appropriate, (B) including a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Borrowers and complaints and claims made against the Borrowers), and (C) reconciled to the Borrowing Base Certificate delivered as of such date;
          (iii) a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;
          (iv) a reconciliation of the Borrowers’ Accounts and Inventory between the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and
          (v) a reconciliation of the loan balance per the Borrowers’ general ledger to the loan balance under this Agreement;
          (i) as soon as available but in any event within 3 days of the end of each calendar week and at such other times as may be requested by the Administrative Agent, as of the calendar week then ended, a schedule and aging of the Borrowers’ accounts payable, delivered electronically in a text formatted file (not in an Adobe *.pdf file);
          (j) as soon as available but in any event within 20 days of the end of each calendar month and at such other times as may be requested by the Administrative Agent, as of the month then ended, a report of the Borrowers’ rental equipment (including rolling stock), such report detailing all acquisitions and dispositions since the prior report delivered to the Administrative Agent, delivered electronically in a text formatted file (not in an Adobe *.pdf file);

          (k) as soon as available but in any event within 20 days of the end of each calendar month and at such other times as may be requested by the Administrative Agent, as of the month then ended, statements of the Borrowers’ lockbox accounts, delivered electronically in a text formatted file (not in an Adobe *.pdf file);
          (l) as soon as available but in any event within 20 days of the end of each calendar quarter, as of the quarter then ended, and at such other times as may be requested by the Administrative Agent, an updated customer list for the Borrowers and their Subsidiaries, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct by a Financial Officer of each of the Borrowers, such list to be delivered electronically in a text formatted file (not in an Adobe *.pdf file);
          (m) promptly upon the Administrative Agent’s request:
          (i) copies of invoices in connection with the invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;
          (ii) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party; and
          (iii) a schedule detailing the balance of all intercompany accounts of the Loan Parties;
          (n) as soon as available but in any event within 20 days of the end of each calendar week and at such other times as may be requested by the Administrative Agent, as of the period then ended, the Borrowers’ sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal;
          (o) as soon as possible and in any event within 20 days of filing thereof, copies of all tax returns filed by any Loan Party with the U.S. Internal Revenue Service;
          (p) within 20 days of the first Business Day of each March and September, a certificate of good standing for each Loan Party from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization;
          (q) as soon as available but in any event within 20 days of the end of each calendar month, a Perfection Certificate Update prepared as of the close of business on the last Business Day of the preceding calendar month;
          (r) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of each of the Borrowers or any of their Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
     Section 5.2 Notices of Material Events. The Borrowers will furnish to the Administrative Agent and each Lender prompt written notice of the following:

          (a) the occurrence of any Default;
          (b) receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $5,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws, (vi) contests any tax, fee, assessment, or other governmental charge in excess of $1,000,000, or (vii) involves any product recall;
          (c) incurrence of any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral;
          (d) any loss, damage, or destruction to the Collateral in the amount of $2,500,000 or more, whether or not covered by insurance;
          (e) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located (which shall be delivered within two Business Days after receipt thereof);
          (f) all material amendments to the agreements and contracts listed on Schedule 3.12, together with a copy of each such amendment;
          (g) the fact that a Loan Party has entered into a Swap Agreement or an amendment to a Swap Agreement, together with copies of all agreements evidencing such Swap Agreement or amendments thereto (which shall be delivered within two Business Days);
          (h) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $1,000,000; and
          (i) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other Responsible Officer of each of the Borrowers setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     Section 5.3 Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.3 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.
     Section 5.4 Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) none of the Collateral becomes subject to forfeiture or loss as a result of the contest.
     Section 5.5 Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
     Section 5.6 Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by any Agent or any Lender (including employees of any Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by any Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. After the occurrence and during the continuance of any Event of Default, each Loan Party shall provide each Agent and each Lender with access to its suppliers. The Loan Parties acknowledge that any Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Agents and the Lenders.
     Section 5.7 Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply in all material respects with all Requirements of Law applicable to it or its property.
     Section 5.8 Use of Proceeds. The proceeds of the Revolving Loans will be used only to finance the working capital needs of the Borrowers, for general corporate purposes of the Borrowers and their Subsidiaries in the ordinary course of business, to finance the Closing Date Acquisition (as defined in the Existing Credit Agreement) and expenses incurred in connection therewith and other uses acceptable to the Administrative Agent. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
     Section 5.9 Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability)

and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lenders, upon request of any Agent, information in reasonable detail as to the insurance so maintained.
     Section 5.10 Casualty and Condemnation. The Borrowers (a) will furnish to the Agents and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.
     Section 5.11 Field Examinations. At any time that the Administrative Agent requests, the Borrowers and the Subsidiaries will provide the Administrative Agent, at the sole expense of the Borrowers, reports of a collateral field examiner approved by the Administrative Agent (which may be the Administrative Agent or an affiliate thereof) with respect to all of the components of the Borrowing Base and such other matters regarding the Loan Parties or the Collateral as the Administrative Agent shall reasonably require. Without limiting the foregoing right of the Administrative Agent to require a field examination/borrowing base audit at any time, as of the date of this Agreement it is anticipated that one field examination/borrowing base audit per fiscal year will be conducted. The Borrowers shall pay all costs for each examination required pursuant to this Section 5.11 (including, without limitation, all reasonable travel and out of pocket costs) in accordance with the Administrative Agent’s, such Affiliates’ or any such third party’s fee schedule in effect from time to time.
     Section 5.12 Appraisals. At any time that the Administrative Agent requests, the Borrowers and the Subsidiaries will provide the Administrative Agent with appraisals or updates thereof of their Inventory, including, without limitation, Inventory consisting of rental equipment and rolling stock, from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations. Without limiting the foregoing right of the Administrative Agent to require an inventory appraisal at any time, as of the date of this Agreement it is anticipated that one inventory appraisal per fiscal year will be conducted.
     Section 5.13 Depository Bank. The Borrowers and each Subsidiary will maintain the Administrative Agent as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.
     Section 5.14 Additional Collateral; Further Assurances.
          (a) Subject to applicable law, the Borrowers and each Subsidiary that is a Loan Party shall cause each of its domestic Subsidiaries formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing the Joinder Agreement set forth as Exhibit E hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Collateral Agent, for the benefit of the Agents, the Lenders and the Other Secured Parties, in any property of such Loan Party which constitutes Collateral, including any parcel of Real Property located in the U.S. owned by any Loan Party.
          (b) The Borrowers and each Subsidiary that is a Loan Party will cause (i) 100% of the issued and outstanding Equity Interests in each of its domestic Subsidiaries and (ii) 65% (or such greater percentage that, due to a change in applicable law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such foreign Subsidiary’s U.S. parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2) in each foreign Subsidiary directly owned by any Borrower or any domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Collateral Agent shall reasonably request.
          (c) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.1, as applicable), which may be required by law or which Collateral Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties. Notwithstanding the foregoing, at any time after an Event of Default has occurred, each Loan Party will, upon the request of the Administrative Agent, cause each foreign Subsidiary to become a Loan Party and a Loan Guarantor and to grant Liens to the Collateral Agent on its assets and have the balance of its Equity Interests pledged to the Collateral Agent.
          (d) If any material assets (including any Real Property or improvements thereto or any interest therein) are acquired by the Borrowers or any Subsidiary that is a Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Security Agreement upon acquisition thereof), the Borrowers will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrowers will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in Section 5.14(c), all at the expense of the Loan Parties.

ARTICLE VI
NEGATIVE COVENANTS
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:
     Section 6.1 Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
          (a) the Secured Obligations;
          (b) Indebtedness existing on the date hereof and set forth in Schedule 6.1 and extensions, renewals and replacements of any such Indebtedness in accordance with Section 6.1(f) hereof;
          (c) Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to a Borrower or any Subsidiary that is a Loan Party shall be subject to Section 6.4 and (ii) Indebtedness of any Borrower to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;
          (d) Guarantees by the Borrowers of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of a Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.1, (ii) Guarantees by the Borrowers or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.4 and (iii) Guarantees permitted under this Section 6.1(d) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;
          (e) Indebtedness of the Borrowers or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with Section 6.1(f) hereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.1(e) shall not exceed $25,000,000 at any time outstanding;
          (f) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in Section 6.1(b) and Section 6.1(e) hereof; provided that, (i) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (ii) no Loan Party that is not originally obligated with respect to repayment of such

Indebtedness is required to become obligated with respect thereto, (iii) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (iv) the terms of any such extension, refinancing, or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness and (v) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;
          (g) Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;
          (h) Indebtedness of the Borrowers or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;
          (i) Indebtedness evidenced by the Senior Notes and Guarantees in respect of the Indebtedness evidenced by the Senior Notes; provided that such Senior Notes are not guaranteed by any Subsidiary of any Borrower which is not either a Borrower or a Loan Guarantor which has guaranteed the Obligations pursuant to the Loan Guaranty;
          (j) Indebtedness consisting of advance payments by customers under purchase contracts in the ordinary course of business of the Borrowers;
          (k) Indebtedness secured by Liens described in Section 6.2(e) but not exceeding an aggregate amount of $2,000,000 outstanding at any time;
          (l) Indebtedness incurred in connection with financing of Real Estate owned by a Borrower and described in Schedule 1.1, together with the fixtures thereon, or of Equipment owned by a Borrower, in an aggregate principal amount outstanding at any time not to exceed 85% of the fair value of all such Real Estate and Equipment; and
          (m) other unsecured Indebtedness in an aggregate principal amount not exceeding $20,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of the Borrowers’ Subsidiaries permitted by this Section 6.1(m) shall not exceed $20,000,000 at any time outstanding.
     Section 6.2 Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
          (a) Liens created pursuant to any Loan Document;
          (b) Permitted Encumbrances;

          (c) any Lien on any property or asset of the Borrowers or any Subsidiary existing on the date hereof and set forth in Schedule 6.2; provided that (i) such Lien shall not apply to any other property or asset of the Borrowers or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (d) Liens on fixed or capital assets acquired, constructed or improved by the Borrowers or any Subsidiary (which shall expressly exclude rental equipment); provided that (i) such security interests secure Indebtedness permitted by Section 6.1(e), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrowers or Subsidiary;
          (e) any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by the Borrowers or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (f) Liens of a collecting bank arising in the ordinary course of business under Section 4.208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
          (g) Liens on Real Estate described in Schedule 1.1, together with the fixtures thereon, and on Equipment, in each case arising out of sale and leaseback transactions permitted by Section 6.6 or financing transactions permitted by Section 6.1(l); and
          (h) Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrowers or another Loan Party in respect of Indebtedness owed by such Subsidiary.
Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.2 may at any time attach to any Loan Party’s (i) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrance and Section 6.2(a) above and (ii) Inventory, other than Permitted Senior Encumbrances and Section 6.2(a) above.
     Section 6.3 Fundamental Changes.
          (a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Borrower and any Subsidiary of a Borrower may merge into a Borrower in a transaction in which a Borrower is the surviving Person, provided that if one of the parties is the Company, the Company is the surviving Person, (ii) any Loan Party (other than a Borrower) may merge into any Loan Party in a transaction in which the surviving entity is a Loan Party and (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.4.
          (b) No Loan Party will, nor will it permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
          (c) No Loan Party will change the end of its fiscal year to be something other than the last day of January of each year.
     Section 6.4 Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:
          (a) Permitted Investments, subject to control agreements in favor of the Collateral Agent for the benefit of the Lenders or otherwise subject to a perfected security interest in favor of the Collateral Agent for the benefit of the Lenders;
          (b) investments in existence on the date of this Agreement and described in Schedule 6.4;
          (c) investments by any Borrower and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement (subject to the limitations applicable to common stock of a foreign Subsidiary referred to in Section 5.13) and (ii) the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under Section 6.4(d)(ii) and outstanding Guarantees permitted under the proviso to Section 6.4(e)) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
          (d) loans or advances made by any Borrower to any Subsidiary and made by any Subsidiary to any Borrower or any other Subsidiary, provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the

Security Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding investments permitted under Section 6.4(c)(ii) and outstanding Guarantees permitted under the proviso to Section 6.4(e)) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
          (e) Guarantees constituting Indebtedness permitted by Section 6.1, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall (together with outstanding investments permitted under Section 6.4(c)(ii) and outstanding intercompany loans permitted under Section 6.4(d)(ii)) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
          (f) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $1,000,000 to any employee and up to a maximum of $5,000,000 in the aggregate at any one time outstanding;
          (g) subject to Sections 4.2(a) and 4.4 of the Pledge and Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;
          (h) investments in the form of Swap Agreements permitted by Section 6.7;
          (i) investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;
          (j) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities, in each case, received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;
          (k) investments constituting Permitted Acquisitions; provided, that no investment, loan or advance in or to any Person created or acquired pursuant to such Permitted Acquisition which is not a Loan Party will be permitted except to the extent such Investment is permitted pursuant to Section 6.4(c) or (d), as applicable;
          (l) investments received in connection with the dispositions of assets permitted by Section 6.5; and
          (m) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances.”

     Section 6.5 Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrowers permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to a Borrower or another Subsidiary in compliance with Section 6.4), except:
          (a) sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;
          (b) sales, transfers and dispositions to any Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.9;
          (c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;
          (d) sales, transfers and dispositions of Permitted Investments in the ordinary course of business and investments permitted by Section 6.4(i) and Section 6.4(m);
          (e) sale and leaseback transactions permitted by Section 6.6;
          (f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;
          (g) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this Section 6.5(g) shall not exceed $5,000,000 during any fiscal year of the Company; and
          (h) dispositions of Real Property described on Schedule 1.1, together with fixtures thereon, or Equipment so long as at the time of any such sale and immediately after giving effect thereto no Event of Default shall have occurred and be continuing;
provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by Section 6.5(b) and Section 6.5(f) above) shall be made for fair value and for only cash consideration, provided, that, sale and leaseback transactions permitted under Section 6.5(h) and Section 6.6 shall be made for cash consideration in an amount not less than 85% of the fair value of such fixed or capital asset.
     Section 6.6 Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for Permitted Fixed Asset Dispositions or any sale of any other fixed or capital assets by any

Borrower or any Subsidiary that is made for cash consideration in an amount not less than 85% of the fair value of such fixed or capital asset.
     Section 6.7 Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Loan Parties have actual exposure (other than those in respect of Equity Interests in any Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Loan Party.
     Section 6.8 Restricted Payments; Certain Payments of Indebtedness.
          (a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) each Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) so long as there exists no Default or Event of Default, the Borrowers may make Restricted Payments, not exceeding $1,000,000 during any fiscal year, pursuant to and in accordance with Equity Interest option plans or other benefit plans for management or employees of the Borrowers and their Subsidiaries, (iv) so long as there exists no Default or Event of Default and the Company is a “flow through” entity for United States federal income tax purposes, the Company may pay dividends or make distributions to its members in an aggregate amount not greater than the amount necessary for such members to pay their actual state and United States federal, state and local income tax liabilities in respect of income earned by the Borrowers, and (v) the Company shall be permitted to pay dividends and distributions; provided, that such dividends and distribution shall only be permitted if (1) there exists no Default or Event of Default, (2) the Fixed Charge Coverage Ratio for the Borrowers (after giving effect to such dividend and distribution) would not be less than 1.25 to 1 for the most recently completed twelve month period (or, if prior to January 31, 2007, for the period of calendar months ended after January 31, 2006 for which monthly financial statements are required to be delivered pursuant to Section 5.1(c)) assuming that for purposes of calculating the Fixed Charge Coverage Ratio for such period (calculated on a pro forma basis in a manner acceptable to the Administrative Agent) such dividends and distributions occurred on the first day of such applicable period, and (3) immediately after giving effect to the payment of any such dividends and distributions and for the next succeeding twelve month period, Availability will not be less than $30,000,000 on a pro forma basis (calculated in a manner acceptable to the Administrative Agent and assuming all past due accounts payable of the Borrowers have been paid in full in cash at the time of such payment and no accounts payable of the Borrowers are allowed to become past due during such twelve month period thereafter).
          (b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
          (i) payment of Indebtedness created under the Loan Documents;
          (ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;
          (iii) refinancings of Indebtedness to the extent permitted by Section 6.1; and
          (iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.
     Section 6.9 Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate, (c) any investment permitted by Section 6.4(c) or Section 6.4(d), (d) any Indebtedness permitted under Section 6.1(c), (e) any Restricted Payment permitted by Section 6.8, (f) loans or advances to employees permitted under Section 6.4, (g) the payment of reasonable fees to directors or managers of any Borrower or any Subsidiary who are not employees of any Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Subsidiaries in the ordinary course of business, (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by any Borrower’s board of directors or managers, as applicable, (i) payment of compensation to Mr. Hushang Ansary in an aggregate amount of up to $2,500,000 per fiscal year plus reimbursement of all reasonable and customary business expenses of Mr. Hushang Ansary related to the Borrowers.
     Section 6.10 Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrowers or any other Subsidiary or to Guarantee Indebtedness of the Borrowers or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition),

(iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) Section 6.10(a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) Section 6.10(a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
     Section 6.11 Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness, (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, (c) the Acquisition Documents or (d) any document, instrument or agreement described on Schedule 3.12 or any document, instrument or agreement executed in connection therewith or pursuant thereto (i) without providing to Administrative Agent at least ten (10) Business Days’ written notice thereof describing in reasonable detail the proposed amendment, modification or waiver, and (ii) to the extent any such amendment, modification or waiver would be adverse to the Lenders or otherwise material.
     Section 6.12 Operating Leases. The Borrowers will not, nor will they permit any Subsidiary to, incur, create, assume or become liable as a lessee, or permit any other Loan Party to incur, create, assume or become liable as a lessee, under any lease, sublease, license or similar arrangement (other than related to Capital Lease Obligations) pursuant to which a Person leases, subleases, licenses or otherwise is granted the right to occupy, take possession of, or use Property, other than such leases, subleases, licenses or other arrangements created in the normal course of business consistent with past practices which would not result in the Borrowers and their Subsidiaries’ annual lease expense exceeds $30,000,000.
     Section 6.13 Fixed Charge Coverage Ratio. The Borrowers will not permit the Fixed Charge Coverage Ratio to be less than 1.1 to 1.0 for any period of four consecutive fiscal quarters ending on the last day of each such period; provided that, for such periods ending August 5, 2006 and November 4, 2006, the applicable test period shall be the period of two and three fiscal quarters then ended respectively; provided further that, this covenant shall only be applicable for such periods ending during any Activation Period and for such periods ending on the last day of the fiscal quarter ending immediately prior to any Activation Period.
     Section 6.14 Limitations on Inter-Borrower Transactions. Notwithstanding anything to the contrary contained in any other provision of this Agreement or any other Loan Document, (a) no Borrower, other than SSPP, shall be permitted to make Borrowings hereunder, and no Letters of Credit shall be issued which are directly or indirectly for the account of any Borrower other than SSPP (collectively, “non SSPP Borrowings”), and (b) SSPP shall not make any dividend, distribution, intercompany loan or advance or equity contribution, or make any other transfer, whether in cash, securities or property to any other Borrower, and SSPP shall not guaranty, directly or indirectly, any Indebtedness or other obligation of any other Borrower (any such dividend, distribution, intercompany loan or advance, equity contribution, transfer, or guaranty, a “Financial Accommodation”), unless, after giving effect thereto, the Adjusted Net

Worth of SSPP would be not less than $50,000,000. Not less than ten (10) Business Days prior to making any non SSPP Borrowings the Borrowers shall provide to the Administrative Agent a certificate of a Financial Officer of the Borrowers confirming compliance with this covenant.
ARTICLE VII
EVENTS OF DEFAULT
     If any of the following events (“Events of Default”) shall occur:
          (a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
          (b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable;
          (c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;
          (d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2(a), Section 5.3 (with respect to a Loan Party’s existence) or Section 5.8 or in Article VI;
          (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) 5 Business Days after the earlier of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.1, Section 5.2 (other than Section 5.2(a)), Section 5.6 or Section 5.9 of this Agreement or (ii) 30 days after acquiring actual knowledge or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or any other Loan Document;
          (f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to applicable grace periods;
          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (i) any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (j) any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
          (k) one or more judgments for the payment of money in an aggregate amount in excess of $2,500,000 shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment or any Loan Party or any Subsidiary of any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
          (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $2,500,000 for all periods;
          (m) a Change in Control shall occur;
          (n) the occurrence of any “default” or “event of default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;
          (o) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;
          (p) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document;
          (q) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);
          (r) any Loan Party is criminally indicted or convicted under any law that may reasonably be expected to lead to a forfeiture of any property of such Loan Party; or
          (s) any Adjustment Amount (as defined in each Purchase Agreement and which, for this purpose, will reflect any amounts payable to the sellers under the Purchase Agreements or any related agreements as a result of the payment in full by such sellers of all accounts payable owed to Detroit Diesel, Deutz and Hyster on or around the Effective Date) is paid by a Borrower (1) when Availability is less than $30,000,000 or (2) which would result in Availability being less than $30,000,000 after giving effect to such payment;
then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and the continuance of an Event of Default, the Agents may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Agents under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII
THE AGENTS; INTERCREDITOR ISSUES
     Section 8.1 Appointment of Agents. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Collateral Agent as its agent and authorizes the Collateral Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Any bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not an Agent hereunder.
     Section 8.2 Limitation of Duties of Agents. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2), and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrowers or a Lender, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agents.
     Section 8.3 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Section 8.4 Sub-Agents. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any of such Agent’s sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agents, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agents.
     Section 8.5 Resignation of Agents; Successor Agents. Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After an Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.3 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.
     Section 8.6 Lender Acknowledgments.
          (a) Each Lender acknowledges that it has, independently and without reliance upon the either Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
          (b) Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of either Agent; (b) neither Agent (i) make any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that neither Agent undertakes any obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold each Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Notices.
          (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 9.1(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
          (i)     if to any Loan Party, to the Company at:
Stewart & Stevenson LLC
1000 Louisiana, Suite 5900
Houston, Texas 77002
Attention: John Simmons
Facsimile No: (713) 659-3137
          (ii)     if to the Agents, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:
JPMorgan Chase Bank, N.A.
2200 Ross Avenue, 6th Floor
Dallas, Texas 75025
Mail Code # TX1-291

Attention: Lawrence J. Cannariato
Facsimile No: (214) 965-2954

and
          (iii) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (B) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.1(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, the Collateral Agent or the Company (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing Section 9.1(b)(i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
     Section 9.2 Waivers; Amendments.
          (a) No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent party thereto and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (provided that the Administrative Agent may make Protective Advances as set forth in Section 2.4), (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (D) change Section 2.18(b) or Section 2.18(d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (E) increase the advance rates set forth in the definition of Borrowing Base, add new categories of eligible assets or modify the definitions applicable to existing categories of eligible assets in a manner that would have the effect of increasing Availability, without the written consent of the Supermajority Revolving Lenders, (F) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (G) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, (H) consent to the assignment of this Agreement or any other Loan Document by any Loan Party, without the consent of each Lender, or (I) except as provided in Section 9.2(d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of such Agent, the Issuing Bank or the Swingline Lender as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.4.
          (c) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its sole discretion, to release any Liens granted to the Collateral Agent by the Loan Parties on any Collateral (i) upon the termination of the all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Collateral Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agents or the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Collateral Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Collateral Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $10,000,000 during any calendar year without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
          (d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 9.4(b), and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Section 2.15 and Section 2.17, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
     Section 9.3 Expenses; Indemnity; Damage Waiver.
          (a) The Borrowers shall pay (i) all reasonable out of pocket expenses incurred by each Agent and its Affiliates, including the reasonable fees, charges and disbursements of Vinson & Elkins L.L.P., and local counsel in applicable jurisdictions, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:
          (i) appraisals and environmental reports;
          (ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;
          (iii) lien and title searches and title insurance;
          (iv) taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Collateral Agent’s Liens;
          (v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and
          (vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).
          (b) The Borrowers shall, jointly and severally, indemnify each Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
          (c) To the extent that the Borrowers fail to pay any amount required to be paid by any of them to any Agent, the Issuing Bank or the Swingline Lender under Section 9.3(a) or Section 9.3(b), each Lender severally agrees to pay such Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
          (d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) All amounts due under this Section shall be payable promptly after written demand therefor.
     Section 9.4 Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 9.4(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in Section 9.4(b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

          (A) the Borrowers, provided that no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
          (B) the Administrative Agent; and
          (C) with respect to the assignment of any Revolving Commitment, the Issuing Bank.
          (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrowers and the Administrative Agent otherwise consent, provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing;
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     For the purposes of this Section 9.4(b), the term “Approved Fund” has the following meaning:
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          (iii) Subject to acceptance and recording thereof pursuant to Section 9.4(b)(iv), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with this Section 9.4(c).
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.4(b) and any written consent to such assignment required by Section 9.4(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.5, Section 2.6(d) or Section 2.6(e), Section 2.7(b), Section 2.18(d) or Section 9.3(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to Section 9.4(c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.4(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 9.5 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     Section 9.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     Section 9.7 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 9.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrowers and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     Section 9.9 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.
          (b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
          (c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.9(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 9.12 Confidentiality. Each of the Agents, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their businesses, other than any such information that is available to any Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
     Section 9.14 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.
     Section 9.15 Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that each Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
     Section 9.16 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

     Section 9.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
ARTICLE X
LOAN GUARANTY
     Section 10.1 Guaranty. Each Loan Guarantor now or hereafter a party hereto hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders and the Other Secured Parties the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Agents, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrowers, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
     Section 10.2 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Agents, the Issuing Bank, any Lender and/or any Other Secured Parties to sue the Borrowers, any Loan Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
     Section 10.3 No Discharge or Diminishment of Loan Guaranty.
          (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, any Agent, the Issuing Bank, any Lender and/or Other Secured Parties or any other person, whether in connection herewith or in any unrelated transactions.
          (b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
          (c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Agent, the Issuing Bank, any Lender and any Other Secured Parties to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Agent, the Issuing Bank, any Lender and any Other Secured Parties with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
     Section 10.4 Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. The Collateral Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
     Section 10.5 Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Agents, the Issuing Bank, the Lenders and any Other Secured Parties.
     Section 10.6 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agents, the Issuing Bank, the Lenders and any Other Secured Parties are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender, any Other Secured Parties and the Issuing Bank.
     Section 10.7 Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither any Agent, the Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
     Section 10.8 Termination. Each Loan Guarantor acknowledges and agrees that this Loan Guaranty is irrevocable until the Guaranteed Obligations have been paid in full and the Commitments have been terminated. The Lenders may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty. Each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed from time to time, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.
     Section 10.9 Taxes. All payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender, Issuing Bank and any Other

Secured Parties (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Loan Guarantor shall make such deductions and (c) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     Section 10.10 Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors, the Lenders or any Other Secured Parties, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”. This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders or any Other Secured Parties hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.
     Section 10.11 Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s Applicable Percentage of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s Applicable Percentage with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the

Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of all of the Agents, the Issuing Bank, the Lenders any Other Secured Parties and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
     Section 10.12 Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agents, the Issuing Bank, any Other Secured Parties and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STEWART & STEVENSON LLC, a Delaware limited liability company

By:	/s/ Hushang Ansary

Hushang Ansary, Chairman

STEWART & STEVENSON DISTRIBUTOR HOLDINGS LLC, a Delaware limited liability company
By:	Stewart & Stevenson LLC, its sole member

	By:	/s/ Hushang Ansary Hushang Ansary, Chairman

STEWART & STEVENSON POWER PRODUCTS LLC, a Delaware limited liability company
By:	Stewart & Stevenson LLC, its sole member

	By:	/s/ Hushang Ansary Hushang Ansary, Chairman

STEWART & STEVENSON PETROLEUM SERVICES LLC, a Delaware limited liability company
By:	Stewart & Stevenson LLC, its sole member

	By:	/s/ Hushang Ansary Hushang Ansary, Chairman
[Signature Page to Amended and Restated Credit Agreement]

STEWART & STEVENSON CORP., a Delaware corporation

By:	/s/ Hushang Ansary

Hushang Ansary, Chairman

S&S AGENT LLC, a Delaware limited liability company
By:	Stewart & Stevenson LLC, its sole member

	By:	/s/ Hushang Ansary Hushang Ansary, Chairman

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Administrative Agent, the Collateral Agent, the Issuing Bank and the Swingline Lender

By:	/s/ Lawrence J. Cannarioto

Name:	Lawrence J. Cannarioto
Title:	Vice President

THE CIT GROUP/BUSINESS CREDIT, INC., as a Lender

By:	/s/ Jon Eckhouse

Name:	Jon Eckhouse
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kay Snyder

Name:	Kay Snyder
Title:	Relationship Manager
[Signature Page to Amended and Restated Credit Agreement]

COMERICA BANK, as a Lender

By:	/s/ Charles T. Johnson

Name:	Charles T. Johnson
Title:	Vice President

SUNTRUST BANK, as Lender

By:	/s/ Mark Pickering

Name:	Mark Pickering
Title:	Vice President
[Signature Page to Amended and Restated Credit Agreement]